Exhibit 10.45

SPECIALTY PHARMACY AGREEMENT

This Agreement made and effective March 1, 2006 (the Effective Date”), by and between Blue Cross Blue Shield of Michigan, a Michigan nonprofit healthcare corporation (“BCBSM”), whose address is 600 Lafayette East, Detroit, Michigan 48226, Blue Care Network of Michigan, a Michigan nonprofit corporation and health maintenance organization, with offices at 20500 Civic Center Drive, Southfield, Ml 48076 (“BCN”), collectively referred to as “BCBSM and BCN,” and Option Care, Inc. a for profit corporation with offices at 485 Half Day Road, Suit 300, Buffalo Grove, IL 60089 (“Provider”).

WHEREAS, BCBSM, BCN and Provider recognize as a mutual objective continuing efforts toward the goal of cost containment and the delivery of high quality specialty pharmacy mail order services;

WHEREAS, Provider is in the business of providing high quality specialty pharmacy mail order services at discounted prices;

WHEREAS, Provider’s specialty pharmacy service program includes the provision of specialty pharmacy medications, ancillary products and focused therapy management to individuals and to employees or members of companies, labor unions, municipalities, associations, and others;

WHEREAS, BCBSM and BCN desire to offer such products and services to their customers;

WHEREAS, Provider’s specialty pharmacy service program includes the provision of specialty pharmacy medications and ancillary products to health plan physicians;

WHEREAS, BCBSM and BCN desire to offer such products to physicians, at a date to be determined by BCBSM and BCN;

WHEREAS, the parties desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 “Agreement” means this Agreement, as updated or amended from time to time, and all Addenda attached hereto and made part of this Agreement by reference.

1.2                                 “Ancillary Products” means products, equipment and supplies necessary to administer a Specialty Medication (needles, syringes, alcohol swabs, sharps containers, infusion related supplies, other medical supplies, etc.).

1.3                                 “ASP” means [ * ]

1.4                                 “AWP” means [ * ]

1.5                                 “BCBSM and BCN Rebates” mean rebates directly or indirectly attributable to the purchase or utilization of any Covered Service by a Member.

1.6                                 “Brand Drug” means a prescribed drug designated as brand according to the First Data Bank, or another mutually agreed upon nationally recognized source, Generic Price Indicator with values of “0” for non-drug, “2” for prescribed drugs priced as a brand name, “3” for prescribed drugs that are patent protected and cross licensed products, and “4” for repackaged products. In addition, as requested by BCBSM and/or BCN and mutually agreed upon by Option Care, the Provider will provide a claim line reconciliation and explanation of products that have been modified no more frequently than once per month.

1.7                                 “Certificate” means benefit plan descriptions under the sponsorship of BCBSM; or certificates and riders issued by BCBSM, BCN or BCBSM’s sponsorship, or benefits provided pursuant to contracts issued by other Blue Cross or Blue Shield Plans, administered through reciprocity of benefit agreements or other Inter-Plan Arrangements. “Certificate” does not include benefits provided pursuant to automobile no fault or worker’s compensation insurance coverage.

1.8                                 “Cost” means Provider’s acquisition cost as reflected in Provider’s invoices for Specialty Medications that are Brand Drugs with new Generic Code Numbers (GCNs).

1.9                                 “Covered Services” means prescription only Specialty Medications and Ancillary Products listed or provided in Certificates or other benefit documents.

1.10.                        “Exclusive Provider” refers to the Provider’s selection as the sole specialty pharmacy mail order provider for BCBSM and BCN’s Specialty Pharmacy program. This term does not mean that BCBSM and BCN, Members or Physicians must obtain these products and services exclusively from the Provider.

1.11                           “Formulary” means a continually updated list or lists of prescription medications developed by BCBSM and BCN, which represent the current clinical judgment of providers and experts in the diagnosis and treatment of disease.

1.12                           “Generic Drug” means a drug designated as generic according to First Data Bank Generic Price Indicator values, or another mutually agreed upon nationally recognized source, of “1” - priced as generics.

1.13                           “Group” means a corporation, association, governmental unit, BCBSM subsidiary or other entity or group of individuals who’s Members are entitled to receive Covered Services.

1.14                           “Maximum Allowable Cost” or “MAC” [ * ]

1.15                           “Member” means a person entitled by contract on the date the Covered Service was dispensed, to receive Covered Services.

1.16                           “Physician” means a physician licensed to provide health care services to BCBSM and BCN’s Members or the Members of any other Blues’ plan.

1.17                           “Pharmacist Professional Judgment” means a determination made by the pharmacist that Covered Services are dispensed in accordance with all ethical and professional standards prevailing in the pharmacy community and with Members’ Certificates.

1.18                           “Plan Design” means the Covered Services, exclusions, co-payment, formulary (including formulary drug selection cost indications, and formulary compliance programs), and other specifications applicable to each Group.

1.19                           “Prescriber” means a health care professional authorized by law to prescribe Specialty Medications.

1.20                           “Program Requirements” mean those criteria and specifications, established by BCBSM and BCN which are used to determine a specialty pharmacy’s eligibility to become and remain a specialty pharmacy participating Provider as set forth on Addendum C.

1.21                           “Provider” means a mail order pharmacy having in effect a Specialty Pharmacy Agreement.

1.22                           “Rebates” mean any and all upfront, concurrent, or retrospective reimbursement or discount (other than a purchase price discount) received from a pharmaceutical manufacturer, distributor, wholesaler, or other entity, including, but not limited to, monetary amounts associated with (i) formulary, (ii) market share, (iii) utilization, (iv) clinical allocations, (v) formation and administration of rebate contracts with pharmaceutical manufacturers, distributors, wholesalers, or other entities (vi) any other administrative or data fees, (vii) funding for targeted purposes, and/or (ix) royalties and bonuses.

1.23                           “Specialty Medications” means biotech drugs, including high cost infused medications, oral and self-injectable drugs and other drugs related to specialty disease categories or other categories, as agreed upon between BCBSM and BCN and Provider. The term “Specialty Medications” includes vaccines, but excludes injectable insulin.

1.24                           “Specialty Pharmacy” refers to specialized drug distribution service and focused therapy management conducted with respect to Specialty Medications and Ancillary Products.

ARTICLE II PROVIDER
RESPONSIBILITIES

2.1                                 Compliance With Legal, Program, and Other Administrative Requirements

A.                                   Provider shall comply with all Program Requirements established by BCBSM and BCN and further agrees that BCBSM and BCN have sole discretion to amend and modify the Program Requirements from time to time upon sixty (60) days written notice to Provider. Notice to Provider shall be provided in accordance with section 3.1 (F).

B.                                     Provider shall comply with such other policies, procedures and administrative requirements (including, without limitation, Quality Management and Utilization Management Programs) as BCBSM and BCN may set forth from time to time in administrative manuals or in other provider communications. Changes to such policies, procedures and administrative requirements shall be effective with notice.

C.                                     Provider shall observe and comply with, and will require that its employees and subcontractors comply with, all applicable local, state and federal laws, regulations, ordinances and rules of professional ethics, that in any manner affect the conduct of its work, including but not limited to those relating to the procurement and dispensing of prescription drugs and other pharmaceutical products, fraud and abuse, discrimination, disabilities, confidentiality including but not limited to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, and P.A. 350, self-referral, false claims and prohibition of kickbacks. Provider shall hold and will require its employees and subcontractors to hold all licenses and/or permits required by local, state, or federal authorities applicable to Specialty Pharmacy, including but not limited to those required by Michigan law (including certain controlled medications) as well as wholesale / distribution licenses (or registrations) to service BCBSM/BCN Physicians. BCBSM and BCN require that Provider have and maintain Drug Enforcement Agency (DEA) registration number(s). Provider shall certify annually in writing, on or before December 31, to BCBSM and BCN that Provider, its employees and subcontractors complied with all applicable legal requirements and shall promptly disclose to BCBSM and BCN in writing any non-compliance for the year at issue. Provider will submit copies of such documents upon request.

D. Provider certifies that Provider and its officers and directors do not have and will not have, during the term of this Agreement, any felony convictions.

2.2                                 Credentialing Standards

A.                                   Provider shall require that: a) All pharmacists employed or contracted by Provider will maintain a current/valid State Board of Pharmacy License that contains no restrictions; b) all personnel employed by, associated or contracted with Provider are licensed or certified and supervised (when and as required by state law), and qualified by education, training and experienced to perform their professional duties, c) act within the scope of their licensure or certification as the case may be; d) are not on the List Of Excluded Individuals/Entities or List of Debarred Contractors published by the General Service Administration; e) that all prescription drugs are dispensed by licensed pharmacists; and f) periodic re- verification of pharmacist and other licensed personnel (technician, RN, LPN, etc.) licensure will be maintained by Provider.

B.                                     Provider shall maintain a pharmacist to technician ratio consistent with good pharmacy practice standards as approved by BCBSM and BCN or as specified by the applicable State Board(s) of Pharmacy.

C.                                     Provider shall obtain and maintain Accreditation in Pharmacy from a nationally recognized accrediting body as determined by BCBSM and BCN. BCBSM and BCN have determined that accreditation in specialty pharmacy from ACHC is acceptable accreditation.

2.3                                 Insurance - The minimum amount of comprehensive general liability coverage that Provider shall have and maintain is one million dollars ($1,000,000) per occurrence and five million dollars ($5,000,000) aggregate. Provider shall maintain valid professional liability (druggist) and product liability insurance at a minimum of ($10,000,000) per occurrence. Evidence thereof shall be furnished to BCBSM and BCN upon request. All insurance shall be held with carriers having at least an “A” rating and, with respect to comprehensive general liability coverage, include BCBSM and BCN as additional named insured’s. If Provider fails to provide coverage in a continuous manner, BCBSM and BCN will charge back to Provider any expense incurred by BCBSM and BCN, or a reasonable estimate of the expense, in purchasing like protection, plus the value of any claims that would not have been paid by BCBSM and BCN had Provider obtained proper insurance coverage.

2.4                                 Notification and Reporting

A.                                   Provider shall notify BCBSM and BCN in writing: 1) immediately upon Provider learning of any circumstances that may have an adverse impact on the quality of care, or Provider’s ability to provide Covered Services under this Agreement; 2) immediately upon Provider learning of any loss or threatened loss of license or accreditation; 3) immediately upon Provider learning of any proposed acquisition, or sale or other transfer of Provider’s business, including but not limited to Provider’s mail order pharmacy, 3) immediately upon Provider learning of any litigation brought against Provider; 4) immediately upon Provider learning of any actions taken or investigations initiated by any government agency involving Provider or any health care entity in which Provider holds more than five percent (5%) interest; 5) immediately upon Provider learning of any claim relating to fraud, abuse, self-referral, false claims or kickbacks or any claims involving Medicare, Medicaid, FEP or other health care programs or insurance carriers.

B.                                     Provider shall immediately notify BCBSM and BCN of any changes in Provider’s business which may have an adverse impact on the quality of, or Provider’s ability to provide, Covered Services under this Agreement, including, but not limited to, the transfer of at least half of the Provider’s pharmacy assets. Prior notification of adverse circumstances or of changes in Provider’s business does not guarantee continued participation as a BCBSM/BCN Provider. Business changes include change in ownership, name, business structure, range of services offered, bankruptcy proceedings or pharmacy business termination.

C.                                     Provider shall, within fifteen (15) days after receipt of information, notify BCBSM and BCN in writing of any lapse, restriction, suspension or revocation of Pharmacy’s license, DEA registration number(s), Medicare or Medicaid participation status; any conviction or settlement that relates to performance of Covered Services or the provision of health care; any cancellation of required insurance; placement of Provider or any employee on the LEIE or GSA exclusion list; and any other matters which materially affect performance under this

Agreement, including, without limitation, any impairment of pharmacist’s professional license.

2.5                                 Education and Training

A.                                   Provider shall provide Members with customized educational materials explaining the services available through Provider. Provider shall obtain BCBSM and BCN’s approval prior to distributing any written materials developed.

B.                                     Provider shall provide such sales support and training as BCBSM and BCN deem appropriate to assist BCBSM and BCN in marketing and administering the Specialty Pharmacy program.

C.                                     Provider shall comply with the training standards contained in Addendum E and incorporated herein by reference.

2.6                                 Customer Service Requirements

A.                                   Provider will provide an experienced and dedicated account management team.

B.                                     Provider will provide a Client Service Team which will respond to BCBSM and BCN questions, including but not limited to Members and their concerns, claim payments, and daily interaction between the parties.

C.                                     Provider will establish a customer business unit (CBU) appropriately staffed to handle the enrolled BCBSM / BCN population.

D.                                    Provider shall respond to all inquiries from Physicians and Members and shall maintain a toll free telephone line

E.                                      Provider shall comply with the customer service requirements and standards contained in Addendum E.

F.                                      Provider must demonstrate an ability to cooperate with BCBSM and BCN, their Members and Groups and Physicians.

2.7                                 Operational Service Requirements and Standards

A. Provider shall comply with the operational service requirements and standards contained in Addendum E.

2.8                                 Contractual Service Requirements

A. Provider shall comply with the contractual service requirements contained in Addendum E and the requirements contained in the Statement(s) of Work, which is incorporated herein by reference.

2.9                                 Disease Management

A.                                   Disease management services are included in Provider’s service program and shall be provided to BCBSM and BCN.

B.                                     The parties’ statement of work shall address the following, if applicable:

1                  A              description of the disease management program—the disease states/medications covered (as agreed upon by Provider, BCBSM and/or BCN);

2.                                       The objective of the program—the goals, what will be measured;

3.                                       The program specifications—an explanation of how the program will work. This section shall also specify the party responsible for any action that needs to be taken as part of the program;

4.                                       Program reporting—what will be measured, how it will be measured, the frequency and timeliness of the reporting;

5.                                       Expectations—Group specific expectations of the results of the program. The templates from the reporting section should be used to demonstrate expected results based on past history of the client modeled against the provider’s book of business, with appropriate demographic weighting;

6.                                       Performance guarantees associated with the program, if applicable; and

7.                                       Implementation timeline.

C.                                     Provider will educate patients about their disease state (including long term and short term effects if treated and untreated) and their medication (including benefits, side effects and drug interactions);

D.                                    Provider will coordinate patient education and management with BCBSM’s and/or BCN’s Case Management departments.

2.10                           Prior Authorization

A.                                   Provider’s service program includes prior authorization services. If BCBSM and BCN elect to use Provider’s prior authorization services, Provider shall utilize BCBSM’s and BCN’s existing prior authorization standards and criteria (the Existing Prior Authorization Standards). In addition, BCBSM and BCN will work with Provider to develop the criteria to be applied by Provider in determining whether to designate certain BCBSM and/or BCN Covered Services as requiring prior approval before dispensing (“the Prior Authorization List”). BCBSM and BCN will have final approval of the Prior Authorization List.

B.                                     BCBSM and BCN will work with Provider to develop additional prior authorization criteria and standards to be applied by Provider to all or select BCBSM and/or BCN Covered Services in determining whether to grant prior authorization (“the Prior Authorization Standards”). BCBSM and BCN will have final approval of the Prior Authorization Standards.

C.                                     Provider agrees to dispense Covered Services in accordance with the Prior Authorization List, Existing Prior Authorization Standards, and additional Prior Authorization Standards, including Provider’s review of physician supplied documentation, Provider’s follow up with physician and return of prescriptions to Members with appropriate explanations when prior authorization for dispensing is denied by Provider. In addition, Provider will follow up with the physician when a prescription is not legible or complete.

D.                                    Provider shall not return unfilled any prescription to a Member unless Provider provides a written explanation to the Member stating the reason for the return of the prescription and advises the Member and the Member’s Physician of the Member’s right to appeal the coverage denial. The appeal should be directed to BCBSM at the following address:

Blue Cross Blue Shield of Michigan
Pharmacy Department 27000 West 11
Mile Mail Code B. 780 Southfield, Ml
48024

Or to BCN at the following address or phone:

Provider

Blue Care Network

Appeals/Care Management—Mail Code C336

PO Box 5043

Southfield, Ml 48086-5043

Phone (248) 799-6312

Fax (248) 223-5474

Member

Appeals and Grievance Unit - Mail Code C248

Blue Care Network

P.O. Box 248

Southfield, Ml 48086

Phone 1-800-662-6667

Fax 1-888-458-0716

E.                                      BCBSM and BCN will respond to the first and second level appeals of the coverage denials.

F                                         Provider will comply with the BCBSM and BCN member appeals procedure and abide by decisions reached through that procedure.

2.11                           Dispensing and Delivery Procedures

A.                                   Provider agrees to dispense Covered Services in a manner that conforms to all applicable federal, state and local laws, rules and regulations including but not limited to those relating to the procurement and dispensing of prescription drugs and other pharmaceutical products, fraud and abuse, discrimination, disabilities, confidentiality, self-referral, false claims and prohibition of kickbacks; with Pharmacist Professional Judgment; with the ethical standards and standards of professional conduct and practice prevailing in the pharmacy community; with provider manuals guidelines and other provider communications, all BCBSM and BCN requirements; and the terms and conditions of this Agreement.

B.                                     Provider shall dispense the quantity of prescription drugs indicated on the prescription order, up to a maximum of a ninety (90) day supply per prescription or refill, or as otherwise permitted under the Member’s Certificate and Program Requirements, subject to the professional judgment of the dispensing pharmacist, any legal limitations imposed on the dispensing of controlled substances, and the manufacturer’s recommendations. Prescription orders may be refilled provided the prescription order so states. Prescription orders will not be filled (i) more than twelve (12) months after issuance for non-controlled substances, (ii) more than six (6) months after issuance for controlled substances or (iii) if prohibited by applicable law or regulation.

C.                                     Provider agrees to provide Covered Services to Members with the same quality and in the same manner as to Provider’s other patients and without any prohibited discrimination.

D.                                    Provider will use Pharmacist Professional Judgment in determining whether drug contra-indications/adverse reactions may exist and whether the drug therapy prescribed exceeds acceptable norms. In such situations, Provider must contact the Prescriber to verify the prescription information prior to dispensing and document the results of the Prescriber interaction in terms of the necessity and appropriateness for dispensing the prescription as written. This documentation must be maintained for audit purposes and shall be provided to BCBSM and BCN upon request.

E.                                      Provider shall dispense generic equivalent prescription drugs unless “Dispense as Written” is required by the physician, or unless the Member requests brand name prescription drugs. If a Member requests a brand name prescription drug when a generic drug is available, the Member will be responsible for paying the difference in cost between the brand and generic drugs, as well as the Member co-payment and deductible if required by applicable Plan Design.

F.                                      Except as otherwise provided in 2.11 B. and C, all matters pertaining to the dispensing of prescription drugs or to the practice of pharmacy in general are subject to the dispensing Pharmacist Professional Judgment.

G.                                     Provider shall supply stamped, preaddressed envelopes for use by Members in mailing their orders to Provider at Provider’s expense.

H.                                    Covered Services will be shipped to Members “signature required,” at Provider’s expense. In cases when the patient cannot sign for the package, the courier/carrier may leave the package without receiving a signature, provided that the patient signs and returns the enclosed delivery document to Option Care. The package shall be deemed delivered when the courier/carrier confirms delivery. All prescriptions will be sent in a manner to assure the integrity of the prescriptions per manufacturer specifications, including temperature controls.

I.                                         Where appropriate, Provider will dispense Ancillary Products to Members with Specialty Medication orders.

J.                                        Provider shall support next-day delivery.

K.                                    Provider shall support same-day (stat) delivery directly (or in partnership with a Michigan based pharmacy).

L.                                      Where a Member does not receive an item due to provider error, including but not limited to Provider’s shipment of the wrong item, damaged items, or items that are shipped but not received, Provider shall immediately correct the error via overnight shipping.

M.                                 If Provider makes an error in dispensing a Covered Service, Provider shall issue a credit to the Member for the amount the Member was charged for the Covered Service along with a written explanation of the reason for the credit. If there is no activity on the account for 60 days, Provider will issue a refund to the Member. Provider will dispense and ship the correct Covered Service immediately upon notification of the mistake and will cover the cost of shipping. Provider shall also credit BCBSM/ BCN, as appropriate, for the error and send written notice to BCBSM identifying the Member by name and I.D., the Specialty Medication and Ancillary Products at issue, the error, the cost of the Specialty Medication, the amount of the credit provided to BCBSM/BCN, and the amount credited/refunded to the Member. Provider shall provide any additional the information requested by BCBSM and BCN. Notice shall be sent pursuant to section 15.1.

N.                                    Provider will implement appropriate quality controls to prevent the dispensing of counterfeit prescription drugs and drugs illegally imported from foreign countries.

O.                                    In the event of an over-payment by a Member or Physician, Provider will issue a credit to the Member or Physician, along with a written explanation for the reason for the credit. Provider shall apply credits to open receivables as applicable. If there is no activity on the Member’s or Physician’s account sixty (60) days after the credit is issued and no open receivable exists, Provider shall issue a refund to the Member or Physician in the amount of the overpayment.

In the event of an under-payment by a Member or Physician, the Provider shall nevertheless dispense the drug as indicated and invoice the Member or Physician for the underpayment.

In the event of an overpayment to BCBSM/BCN, Provider shall issue a credit to BCBSM/BCN. In the event of an underpayment to BCBSM/BCN, Provider shall issue an invoice in the amount of the underpayment to BCBSM/BCN. In the event of an overpayment or underpayment to or by BCBSM or BCN, Provider shall send BCBSM/BCN written notice of such over/under payment along with a written explanation of how the overpayment/underpayment occurred, the amount of same, and the amount of over/under payment attributable to individual BCBSM/BCN members.

Provider will reconcile overpayments (i.e. credits), underpayments, and any amount owing to or by BCBSM and/or BCN due to errors in dispensing, monthly, on the last day of the month, and will provide a monthly report to BCBSM and BCN regarding the same. If BCBSM and/or BCN owe Provider additional funds due to underpayments, Provider will invoice BCBSM and/or BCN and will explain the reason for the underpayment on the invoice. BCBSM and BCN have the right to deny recovery of underpayments incorrectly made. If Provider owes

BCBSM and/or BCN money due to overpayments, Provider will issue a check to BCBSM/BCN with a voucher describing the reason for the check.

P. Provider will accept personal checks, cashier checks, money orders and credit cards as well as other methods of payment for Covered Services. In the event that Members are not able to afford their lump sum out-of-pocket expense, Provider may provide payment plans to assist affordability of care.

Q.                                    Delivery is guaranteed by Provider. Provider will respond promptly to all claims by Members for non-delivery or of delivery of less than the full amount. In the event of a claim of non-delivery or delivery of less than the full amount and Provider cannot prove that delivery occurred, Provider shall immediately replace the order (or the amount shorted) without charge and shall ship the order via overnight mail.

R.                                     Provider will reverse claims for shipments that are lost or damaged within two weeks of discovery of such loss or damage. Or, alternatively, Provider shall reship at no additional charge (no bill is issued). If a claim cannot be reversed or reshipped at no charge, it will be handled in the same manner as a dispensing error.

S.                                      In the event that it becomes impracticable, for reasons of a force majeure or otherwise, for Provider to dispense Covered Services to Members, Provider shall notify BCBSM, BCN and use reasonable efforts to have these items dispensed from an affiliated mail services pharmacy, subject to BCBSM/BCN approval and applicable laws and regulations.

T.                                     Sections 2.11 M, O, Q and R shall survive termination or expiration of this Agreement.

2.12                           Performance Guarantees

A.                                   Provider agrees to the performance guarantees as stated in Addendum F. Failure to meet one or more of the performance guarantees shall subject provider to the associated penalties. Provider’s obligations under this section shall survive termination or expiration of this Agreement.

B.            Provider, BCBSM and BCN may negotiate additional performance guarantees with defined financial risk as part of the RFP process. In that event, those performance guarantees and associated penalties will be reflected in a separate document, signed by the parties and incorporated herein by reference. Provider must meet the negotiated performance guarantees and will be subject to the financial penalties for failure to meet the guarantees.

C.                                     Provider shall monitor and track each performance guarantee on a monthly basis which shall include trend analysis; provide a written report on each performance guarantee on a calendar quarter basis within thirty (30) days following the end of each calendar quarter; and reconcile any penalties on a calendar year basis, any applicable penalties or other amounts due to be paid out by April 1st following the end of each calendar year (e.g., any applicable penalties or other amounts due for performance during 2006 shall be paid by April 1, 2007). During the first year of the Agreement, Provider shall track performance beginning on the Effective Date but performance guarantees shall only be evaluated beginning January 1, 2007. Written reports and reconciliations shall be in the form and contain the information requested by BCBSM and BCN. Provider’s obligations under this section shall survive termination or expiration of this Agreement.

D.                                    Provider shall provide an annual reconciliation report in the form and containing the content requested by BCBSM and BCN, by the following April 1st whether or not any penalties or other amounts are due under the terms of this Agreement. BCBSM and/or BCN reserve the right to conduct its own verification of any performance analysis or, if no analysis is provided, of any guarantee, at its expense by utilizing the data provided by Provider. If such data is insufficient or inaccurate, BCBSM and/or BCN may, at its sole discretion, designate parties to conduct independent audits, or utilize other means. Unless otherwise indicated below, Provider shall monitor, track report and reconcile each performance guarantee separately for each of BCBSM and BCN. Provider’s obligations under this section shall survive termination or expiration of this Agreement.

E.                                      If BCBSM and BCN receive and validate complaints from patients, pharmacists, or physicians that Provider has violated these standards (which complaints have not been accounted for in Provider’s reports) BCBSM and/or BCN may impose additional penalties consistent with those penalties referenced in Addendum F.

F.                                      BCBSM and BCN may audit Provider at their convenience and expense to ensure compliance and/or validate compliance with standards, and may recover amounts owed pursuant to Article VII. Provider’s obligations under this section shall survive termination or expiration of this Agreement.

2.13                           Claims

A.                                   Provider shall establish technical connections necessary to submit claims using BCBSM’s/BCN’s designated processors, and Provider agrees to comply with BCBSM’s/BCN’s administrative requirements governing the use of these systems. Provider shall pay the cost of all system modifications, line charges and other communication costs associated with the installation and use of these systems as well as all fees charged by BCBSM’s/BCN’s claims processors.

B.                                     Provider agrees not to turn off edits at the facility level and to respond appropriately to on-line messages, including but not limited to edits that may impact the member’s medical status or coverage. Provider will provide instruction to the patient on use of medications, information received in on-line drug messages (e.g., DUR), and in accordance with state and federal law.

C.                                     Provider shall submit claims for Covered Services, including claims for Covered Services where the co-payment is equal to or greater than BCBSM/BCN’s reimbursement, and any documentation requested in relation to such claims.

D.                                    Provider will not waive or discount the applicable co-payment/deductible under any circumstance unless authorized by BCBSM and BCN.

E.                                      For Specialty Medications dispensed to Members for self-administration, Provider will submit claims on-line utilizing the most current NCPDP format or other designated form as required by BCBSM and BCN. For Specialty Medications dispensed to physicians for in-office administration, Provider will submit claims in electronic format using the professional 837 HIPAA format, or other designated form as required by BCBSM and BCN. Provider will be able to accept edits according to the most current NCPDP Telecommunication Standard for on-line claim submissions.

F.                                      Provider will submit claims within 60 days of date of service; otherwise BCBSM and BCN are under no obligation to pay for services rendered.

G.                                     To be reimbursed, all claims must be complete and accurate, including without limitation, reporting the National Drug Code which correctly indicates the package size from which the prescription was dispensed, the prescription must be signed or called in by the Prescriber and received by the Member, and no charge for submission may be made to BCBSM, BCN or the Member.

H.                                    BCBSM/BCN will be permitted to deduct overpayments (whether discovered by Provider or BCBSM/BCN) from future BCBSM/BCN payments along with an explanation of the credit action taken. In audit refund recovery situations, where Provider appeals the BCBSM/BCN determination, BCBSM/BCN will defer deduction of overpayments until the last unappealed determination. Audit refund recoveries and other overpayment obligations which cannot be fully repaid over the course of one month, will bear interest at the BCBSM/BCN prevailing rate, until fully repaid.

I.                                         Provider will reconcile its reimbursements and appeal any disputed claims within a maximum of 180 days from date payment is made. All actions to be initiated against BCBSM must be initiated within 180 days from the date payment is made.

2.14                           Provider Responsibilities Related To Payment

A.                                   Except in the event that Member has primary coverage with another carrier or third party payer, where Covered Services are purchased by a Physician, and except for applicable co-payments or deductibles, Provider agrees to look solely to BCBSM and BCN for payment for Covered Services rendered to Members under this Agreement and to accept payment made in accordance with this Agreement as payment in full. Provider will in no event, including but not limited to nonpayment by BCBSM and BCN, insolvency or breach of this Agreement, bill, charge, collect a deposit from, seek payment from, maintain any action at law or in equity or have any other recourse against a Member or person (other than BCBSM and BCN) acting on behalf of Member for Covered Services provided pursuant to this Agreement. This provision does not prohibit Provider from collecting charges for supplemental benefits or Co- payments or Deductibles, where appropriate, or for non-Covered Services provided to Members on a fee-for-service basis. This provision shall survive termination or expiration of this Agreement for Covered Services rendered to a Member prior to termination or expiration regardless of the cause giving rise to such termination or expiration and shall be construed to be for the benefit of the Member. This provision is not intended to apply to services provided after termination or expiration of the Agreement. This provision supersedes any oral or written agreement to the contrary now existing or hereafter entered into between Provider and Member or person acting on Member’s behalf, insofar as such contrary agreement relates to liability for payment of Covered Services provided to a Member under this Agreement.

B.                                     Co-payments and Deductibles Provider shall not bill or collect from a Member for Covered Services or Non-Reimbursable Covered Services, except Provider may bill or collect from a Member for any one or more of the following:

1. Provider shall collect from Members payment for the full amount of any co-payments and deductibles relating to Covered Services except where the Member share is greater than the cost of the Covered Service, in which case Provider will credit the Member the difference between the Member’s share and the cost of the Covered Service provided in Addendum A, or unless authorized by BCBSM and BCN. However, in no case will a Member be required to pay any amounts denied or recovered due to overpayment, audit, sanctions or any other reason as a result of an error by Provider.

C.                                     Nothing in this Agreement shall be construed to prohibit or otherwise restrict Provider from advising or advocating on behalf of Member about Member’s health status, medical care, or treatment options; the risks, benefits and consequences of treatment or non-treatment; or future treatment decision, regardless of BCBSM or BCN benefit coverage limitations. It is recognized that Members may consent to receive services that are not Covered Services or, where authorization is required, have not been authorized by BCBSM or BCN and therefore may be payable by Member. When Provider is aware that certain proposed services are not Covered Services or payable by BCBSM or BCN, Provider must inform Member in advance that such services are not payable by BCBSM or BCN and must obtain Member’s signed consent to be billed.

D.                                    Provider shall hold BCBSM and BCN harmless from any responsibility for Member co-payments and deductibles.

E.                                      If required by applicable Plan Design, Provider will collect from all Members the difference in cost between the Brand Drug and BCBSM’s/BCN’s Multi-source Drug Products List (MAC List) if the Member refuses substitution of a lower cost generic equivalent drug and the physician did not require “Dispense as Written.”

2.15                           Identification Number - Provider agrees that Provider’s BCBSM and BCN identification number is the exclusive property of BCBSM and BCN and may not be sold or transferred.

2.16                           Publication - Provider shall permit BCBSM and BCN to publish Provider’s name and appropriate identifying information in connection with Provider’s participation in BCBSM’s/BCN’s Specialty Pharmacy program. Providers’ name and identifying information will be and remain its exclusive property.

2.17                           Reports - Provider shall compile and send to BCBSM and BCN such reports as BCBSM and BCN shall from time to time request, including, but not limited to:

A.                                   At least monthly, a comprehensive package of reports that detail utilization by type (Pharmacy / Medical), Billing report, detail by prescriber, detail by patient, etc.

B.                                     Ad hoc reporting as requested.

2.18                           Coordination Of Benefits - Provider shall assist BCBSM and BCN in coordinating benefits and subrogation rights by obtaining Member’s specific information regarding third party liability.

2.19                           Formulary - Provider shall make reasonable efforts to educate members and prescribers on the benefits of following BCBSM’s and BCN’s formulary(s).

2.20                           Cooperation - Provider shall cooperate with all claims submission requests, pharmacy reviews, quality assurance audits and teams, and utilization review audits and comply with BCBSM and BCN determinations and corrective action plans.

2.21                           Grace Period - In connection with direct to provider services, Provider will offer physicians an extended grace period of no less than [ * ] days before assessing finance charges. However, if Physician consolidates the Physician’s orders to once [ * ], Provider shall offer an extended grace period of [ * ] days to the Physician before assessing finance charges.

2.22                           Prompt-Pay Discounts - Provider will offer prompt pay discounts to physicians.

ARTICLE III BCBSM AND BCN

RESPONSIBILITIES

3.1 A.                 BCBSM and BCN shall promptly furnish eligibility data; benefit information, including Covered Services, exclusions, deductible and co-payment amount, as well as drug risk analysis information, such as drug to drug interactions, ingredient duplications, therapeutic duplications, early refills, and disease alerts.

B.                                     BCBSM and BCN shall provide provider manuals and any other communications that affect Provider’s participation in the Specialty Pharmacy program.

C.                                     BCBSM and BCN shall give Provider sixty (60) days prior written notice of substantial modifications to the Specialty Pharmacy program in accordance with section 3.1 (F). Other changes will be effective with notice.

D.                                    BCBSM and BCN shall provide a mechanism to receive input from Provider regarding the Specialty Pharmacy program.

E.                                      BCBSM and BCN agree to use their best efforts to maintain and provide access to benefit and eligibility data for each Member; provided, however, that the data will be subject to retroactive correction as necessary and access does not guarantee payment for any Covered Services dispensed.

F.                                      Notice of substantial modifications to this Agreement required to be provided to Provider by BCBSM and BCN will be provided in writing, sent by first class mail, postage pre-paid, to the address stated in Section 15.1

3.2                                 Payment to Pro vider

A.                                   Covered Services Provided to Members — BCBSM and BCN’s reimbursement obligation for Covered Services provided to Members is governed by Addendum A.

B.                                     Covered Services Provided To Physicians - When BCBSM and BCN invoke their option to include Covered Services provided to Physicians in the pricing offered under this Agreement, then at a date to be determined by BCBSM and BCN, Provider will provide, through mail order, Covered Services, in such quantities as Physicians may request from time to time, to Physicians.

1.                                       Covered Services Provided To Physicians And Billed To BCBSM/BCN By Provider. Covered Services provided to Physicians and billed to BCBSM/BCN by Provider will be reimbursed according to Addendum A.

2.                                       Covered Services Provided And Billed To Physicians. Covered Services provided and billed to Physicians will be billed to Physicians at the rates set forth in Addendum A. Provider will look solely to the Physician for payment for such Covered Services. The remaining terms and conditions of such orders (including, without limitation, payment and credit) are subject to negotiation between Provider and Physician.

ARTICLE IV MUTUAL

RESPONSIBILITIES

As participating Provider under BCBSM’s and BCN’s Specialty Pharmacy Program, Provider and BCBSM/BCN will assume the following mutual responsibilities:

4.1                                 Independent Contractor - Provider, BCBSM and BCN shall perform as independent contractors. Nothing in this Agreement shall be construed or be deemed to create a relationship of employer and employee, or principal and agent, or any relationship other than that of independent parties contracting with each other for the sole purpose of carrying out this Agreement.

4.2                                 Independent Status. This Agreement is between Provider, BCN and BCBSM, an independent corporation licensed by the Blue Cross Blue Shield Association (BCBSA) to use the Blue Cross and Blue Shield names and service marks in Michigan. However, BCBSM is not the agent of BCBSA and, by accepting this Agreement, Provider agrees that it made this Agreement based only on what it was told by BCBSM, BCN or their agents. Only BCN and BCBSM have an obligation to Provider under this Agreement and no other obligations are created or implied by this language.

4.3                                 Confidential Information - Provider acknowledges that all information, written or oral, acquired from BCBSM and BCN is the sole property of BCBSM and BCN and is considered confidential (Confidential Information). Provider may disclose this Confidential Information to third parties only with BCBSM’s and BCN’s written consent. All files or other documents, including but not limited to, photocopies, microfiche, microfilm and electronic data, supplied to Provider by BCBSM and BCN will remain BCBSM’s and BCN’s property and will promptly be returned to BCBSM and BCN at the conclusion of the work. At the conclusion of the work, Provider will also deliver a written statement that a diligent search and inquiry has been made for any BCBSM and BCN documents delivered to contractor during its engagement and that all BCBSM and BCN documents are returned. Provider has no right to keep or use any BCBSM or BCN documents or information after the engagement is completed, except to the extent required to document its compliance with professional work standards.

4.4                                 Proprietary Information - BCBSM and BCN have proprietary rights to various systems and databases and data contained in those systems and databases, pertaining to its business matters. BCBSM’s and BCN’s proprietary rights include ownership rights in all claims, Member, provider, and customer data in all forms, including but not limited to raw data as well as statistical compilations, both electronic and hard copy; trade secrets; patents; copyrights; trademarks; algorithms; tables; documentation; processes; and techniques currently existing or subsequently upgraded or modified (Proprietary Information). Provider may use BCBSM’s and BCN’s Proprietary Information during the course of this Agreement only as permitted under this Agreement. Provider may not keep or use Proprietary Information, including paid claims data, belonging to a Group shared with BCBSM and BCN for the purpose of having the Group’s pharmacy benefit administered under this Agreement. Notwithstanding the foregoing, Provider may use non-BCBSM/BCN or non-patient identifiable data for statistical compilation purposes. Provider may not use, sell or disclose this information to any third party without BCBSM’s/BCN’s written consent. Upon BCBSM’s/BCN’s request, no more than annually, Provider will warrant in writing its compliance with this provision.

4.5                                 Subject to the other terms of this Agreement, BCBSM and BCN will have the right to access and use and share with BCBSM and BCN Groups, all Provider data as reasonably necessary to administer the Agreement.

4.6                                 Individually Identifiable Health Information

A. The parties acknowledge that certain member-specific information, reports and data generated under this Agreement are subject to state and federal confidentiality laws and regulations. The parties agree to comply in all material respects with these laws regulations.

B.                                     Provider will maintain as confidential medical records or any of the information contained therein, as well as aggregate data that could implicitly identify an individual, to third parties. Provider will obtain appropriate consent from members for release of medical records or any information contained therein, to third parties.

C.                                     Additional requirements regarding the parties obligations with respect to the handling of Individually Identifiable Health Information (IIHI) are set forth in the terms attached and made part of this Agreement as Addendum B (the Business Associate Addendum).

4.7                                 Publication - Neither party may use information identifying the other party without prior written consent, except as otherwise provided in this Agreement. Upon termination or expiration of this Agreement, all use of identifying information will cease.

4.8                                 Fraud and Abuse - Provider and BCBSM/BCN shall mutually agree on actions to be taken to prevent and detect fraud and abuse in the operation of the Specialty Pharmacy program.

ARTICLE V RECORDKEEPING

AND AUDITS

5.1                                 Records

A.                                   Provider shall maintain accurate records, in a current, detailed, organized and comprehensive manner, of all matters relating to Provider’s obligations under this Agreement. These records must be kept for seven (7) years from the date of performance of the last Covered Service, be in writing, comply with applicable state and federal laws, generally accepted business and customary pharmacy practice, this Agreement, and be available for examination and audit without charge. Provider’s obligations under this section shall survive termination or expiration of this Agreement.

5.2                                 Audit

A.                                   Provider will permit BCBSM and BCN or, at BCBSM’s/BCN’s discretion, BCBSM’s and BCN’s duly authorized representatives, to audit review and duplicate these records and any other records in Provider’s possession which relate to Provider’s obligations under this Agreement, upon reasonable notice and during regular business hours.

B.                                     Audits include standard BCBSM and BCN review of Provider’s records relating to Members, facilities and billing of Covered Services. Provider shall provide BCBSM and BCN with documentation of provider’s last inspection by its State Board of Pharmacy and all other inspections (e.g., flow hood inspection, etc.). Continued participation may be affected by Provider’s performance, including quality and utilization reviews conducted under all BCBSM and BCN programs

C.                                     Audits will be conducted pursuant to BCBSM’s and BCN’s standard business practices. BCBSM and BCN have the right to audit Provider’s records up to 4 years after termination or expiration of this Agreement. Once audits are complete, that audit is considered closed and is no longer eligible for further audits. However, this shall not prevent BCBSM and BCN or Provider from complying with requests for audit from external sources (such as customer groups, government agencies, etc.).

D.                                    BCBSM/BCN Group Audits. Provider acknowledges that BCBSM’s/BCN’s groups have the right to audit prescription drug claims. BCBSM and BCN shall use reasonable efforts to contractually limit the scope of a BCBSM/BCN Group audit. Upon notice from BCBSM/BCN, Provider will fully cooperate with any such audit request and shall provide the necessary data and documents.

5.3                                 Access

A.                                   In accordance with applicable laws and in particular HIPAA record access standards, Provider shall provide BCBSM and BCN representatives’ reasonable access to the pharmacist, the premises, and member pharmacy records to: inspect equipment and space related to the provision of Covered Services; to perform utilization and quality management; facilitate the adjudication of claims; perform peer review activities; handle member complaints; conduct financial audits; and duplicate records. Access to the premises is without charge.

B.                                     Provider shall make Member records and related information available as BCBSM and BCN deem necessary to administer this Agreement. Records must also be promptly available when a member transfers to another Provider.

C.                                     Upon reasonable request by BCBSM and BCN or a BCN Member’s primary care physician, Provider shall provide copies of the Member’s pharmacy records and Member encounter data to BCBSM and BCN or the BCN primary care physician, as applicable, without additional charge.

D.                                    Provider agrees to allow the Michigan Office of Financial and Insurance Services, NCQA or their authorized representatives to access: (1) Provider’s premises for the purpose of inspecting the equipment and space used to provide services to Members, (2) the pharmacy records of those Members as permitted or required under applicable state and federal law, and (3) financial records as they pertain to prescription drug coverage.

E.                                      This Article shall survive termination or expiration of this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1                                 Provider agrees to defend, indemnify and hold BCBSM, BCN and their officers, directors, employees, Groups and Members (“BCBSM and BCN Indemnities”) harmless from and against all claims, liabilities, damages, causes of action, losses, injury, demands, costs and expenses, including legal fees, that arise out of or result from, or allege to arise out of or result from, the acts or omissions of Provider, its officers, directors, employees, subcontractors, other agents, and/or anyone for whose acts the Provider, and not BCBSM/BCN, may be liable, including claims by pharmaceutical manufacturers arising out of, or relating to, or allegedly arising out of or relating to, Provider’s contracts with such manufacturers.

6.2                                 In furtherance of the foregoing indemnity and not in limitation therefore, Provider agrees that BCBSM and BCN are entitled to all incidental and consequential damages resulting from a breach of Section 6.1 of this Agreement by Provider, including but not limited to, expenses incurred to recover from the breach. Vouchers or other evidence showing payment amounts to be paid to BCBSM and BCN of any loss, damage or expense resulting from breach of the Agreement shall be conclusive evidence against Provider of the fact and amount of Provider’s liability.

6.3                                 This Article shall survive termination or expiration of this Agreement.

ARTICLE VII RIGHT

OF RECOVERY

7.1                                 BCBSM and BCN reserve the right to and Provider agrees that BCBSM and BCN may recover for amounts paid for Covered Services not meeting applicable benefit criteria, Program Requirements, performance guarantees, legal, contractual, quality management, utilization management or administrative requirements. BCBSM and BCN may also recover any overpayments for Covered Services that were incorrectly made, or are: not verified through Provider’s records; not received by the Member; furnished when license(s) was lapsed, restricted or revoked, or suspended; or that do not meet the standards of professional conduct prevailing in community.

7.2                                 BCBSM and BCN will not utilize statistical sampling methodologies to extrapolate refund requests on medical necessity issues identified through sampling. BCBSM and BCN may extrapolate refund recoveries from statistically valid samples involving issues other than medical necessity, including, but not limited to, procedure code billing errors.

7.3                                 BCBSM and BCN may offset any amounts owed by Provider against any amounts BCBSM and/or BCN owe Provider under any BCBSM or BCN program.

7.4                                 Recovery and offset related to billing code errors and other business matters confirmed by audit may be based on statistical sampling methodology.

7.5                                 BCBSM and BCN will have the right to initiate recovery or offset of amounts paid up to [ * ] from the date of payment; however there is no time limitation on recovery or offset in instances of fraud and the right to recover or offset shall survive termination or expiration of this Agreement.

ARTICLE VIII

ASSIGNMENT

8.1                                 Assignment - Any assignment of this Agreement by either Party without the prior written consent of the other shall be void, except that BCBSM and BCN may assign to any affiliate or subsidiary upon notice.

8.2                                 Successor In Interest - Provider agrees that upon transfer of at lease one-half of Provider’s pharmacy business assets, Provider will provide a signed agreement from the successor stating that successor assumes liability for any amounts for which Provider may owe but has not paid to BCBSM and BCN under this Agreement, and upon determination by BCBSM and BCN that reasonable grounds exist to question pharmacy’s ability to pay any amounts it may owe under this Agreement, Pharmacy will establish an escrow account or Letter of Credit in an amount satisfactory to BCBSM and BCN. Such assumption of liability shall be one of the conditions for BCBSM and BCN approval of any successor in interest as a participating provider. Such assumption of liability shall not release Provider from the indebtedness unless an agreement to that effect is entered into between BCBSM, BCN and Provider.

8.3                                 Successor Participation - Upon sale or other transfer of Provider’s specialty pharmacy business, Provider must inform the successor pharmacy in writing that there in no guarantee that BCBSM and BCN will accept successor as a participant under this agreement.

ARTICLE IX AMENDMENT

AND WAIVER

This Agreement may be amended by BCBSM and BCN at any time with sixty (60) days prior written notice for any substantial modifications to Agreement in accordance with section 3.1 (F), except that BCBSM and BCN may not amend Addendum A without the written consent of Provider. All other amendments by BCBSM and BCN shall be effective with thirty (30) days notice to Provider. This Agreement may also be amended by written agreement executed by the parties thereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the appropriate representatives of BCBSM, BCN and Provider, against whom such a waiver is being sought. No waiver of one or more of the provisions of this Agreement or failure to enforce the Agreement by either of the Parties hereto shall be construed as a waiver of any subsequent breach of the Agreement or any of its provisions.

ARTICLE X TERM, RENEWAL AND

EXPIRATION

10.1                           This Agreement shall remain in force for a Term of three and one half (3 1/2) years from the Effective Date, until September 30, 2009, and shall automatically renew thereafter for one (1) year term unless written notice is given pursuant to Article XV.

10.2                           This Agreement may be terminated by BCBSM and BCN, without cause, on ninety (90) days written notice to Provider, which notice shall be provided pursuant to Article XV.

10.3                           Provider shall provide prompt written notice to BCBSM and BCN of any of the following, and BCBSM and BCN may terminate this Agreement immediately if: 1) Provider’s license, DEA registration or Medicare or Medicaid participation status is lapsed, restricted, suspended or revoked or Provider is placed on the List if Excluded Individuals/Entities or List of Debarred Contractors as published by the General Services Administration; 2) If any formal action or investigation is initiated by any government agency involving Provider or any health care entity in which Provider holds more than 5% interest, or any claim is made against Provider relating to fraud, abuse, self-referral, false claims, kickbacks, or any claims involving Medicare, Medicaid, FEP or other health care programs or insurance carriers; 3) if Provider or any officer/director/owner of Provider pleads guilty to or is convicted of fraud or a felony relating the provision of health care; 4) if Provider ceases to offer mail order services; 5) bankruptcy proceedings are initiated by or against Provider; 6) if Provider’s liability insurance is reduced below require amounts or terminated or 7) in the event of a Change in Control of Provider. “Change in Control” shall be defined as (1) consolidation or merger of Provider with or into any entity, (2) sale, transfer or other disposition of all or substantially all of the assets of Provider or (3) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of twenty (20%) percent or more of the outstanding voting securities of the Provider.

10.4                           This Agreement may be terminated immediately by BCBSM, BCN or Provider where there is a material breach in the Agreement by the other Party that remains uncured thirty (30) days after written notice of the breach specifying the nature of the breach, which notice is provided pursuant to Article XV.

10.5                           This Agreement may be terminated immediately by BCBSM and BCN if, during the term of this Agreement BCBSM and/or BCN lose two (2) or more existing Groups of over 100,000 lives each to an independent relationship with Provider.

10.6                           Upon termination or expiration of this Agreement, BCBSM and BCN shall be obligated to pay claims to the Provider only for Covered Services dispensed through the date of termination or expiration.

10.7                           The expiration or termination of this Agreement or any changes as provided in the Agreement shall not terminate or otherwise limit BCBSM’s and BCN’s right of recovery from Provider as set forth in Article VII of this Agreement, which right shall survive this Agreement.

10.8                           Obligation to Cooperate. Upon notice of termination of this Agreement, Provider shall cooperate fully with BCBSM and BCN and comply with BCBSM and BCN procedures, if any, in the transfer of Members to other Providers.

10.9                           Material breach. A material breach of this Agreement includes but is not limited to: (i) termination of this Agreement by any party for any reason not permitted in Article X, including termination of this Agreement by Provider as a result of financial losses or the inability to satisfy the financial guarantees or (ii) material failure of any party to comply with the provisions of Article XIV of this Agreement. The Provider acknowledges and agrees that a material breach described in (i) and (ii) will cause BCBSM and BCN great economic damage as well as other associated damage, including loss of reputation and credibility with customers and others. The parties agree that the precise amount of damages for these non-economic losses would be difficult or impossible to ascertain. Therefore, the parties agree that (i) in the case of a material breach based on a wrongful termination of this Agreement by Provider, Provider will pay BCBSM and BCN liquidated damages in the amount of [ * ] Dollars to compensate them for non-economic losses. The parties agree that this liquidated sum is reasonable and is not a penalty. Payment of liquidated damages under this provision will not prejudice BCBSM and BCN’s right to pursue other available remedies including recovery of actual contract damages arising out of the material breach.

10.10                     When this Agreement terminates or expires:

A.                                   The liability of the parties for obligations incurred prior to the termination or expiration date will survive termination or expiration;

B.                                     BCBSM and BCN may, at their election, extend this Agreement for a maximum of six (6) months as necessary for the orderly transfer of administration;

C. In connection with the transition, upon termination or expiration, Provider will cooperate by forwarding to the entity or entities designated by BCBSM and BCN-

1)                                      A minimum of twelve (12) months utilization history;

2)                                      Unprocessed Provider and Member submitted hard copy claims;

3)                                      Unfilled mail order prescription and open refill files;

4)                                      Open prior authorizations and support documentation;

5)                                      Any other information the parties mutually agree is necessary for the transition.

ARTICLE XI DISPUTES

AND APPEALS

Disputes arising under this Agreement must first be appealed through the BCBSM and BCN appeals process. This requires that, within thirty (30) days of an adverse determination or breach of this Agreement, Provider file a written response documenting Provider’s position. Within thirty (30) days of receipt of sufficient documentation, BCBSM and BCN will schedule an informal conference with the Provider in an effort to resolve the dispute. If the conference fails to resolve the dispute, Provider may pursue independent review or remedies.

ARTICLE XII BUSINESS CONTINUITY AND DISASTER

RECOVERY

12.1                           Business Continuity Plan. Provider shall institute a business continuity plan that includes prudent executive succession planning and executive travel policies consistent with industry standards.

12.2                           Disaster Recovery Plan.

A.                                   Provider shall maintain and document a comprehensive Disaster Recovery program for all technical systems (computer, telephone, fax, etc.).

B.                                     Provider’s disaster recovery plan shall provide for the backup, storage and restoration of data and information used and generated as a result of this Agreement.

C.                                     Provider’s disaster recovery plan shall enable Provider to perform its duties, obligations and services under this Agreement within forth-eight (48) hours of a disaster.

D.                                    Disaster means any occurrence, natural or otherwise, that materially affects Provider’s ability to perform its duties and obligations under this Agreement.

E.                                      Provider’s disaster recovery plan shall comply with HIPAA regulations and good business practices.

ARTICLE XIII

SERVICE MARKS

13.1                           It is understood by the parties that the Blue Cross and Blue Shield Trademarks (the Blue Cross and Blue Shield names and symbols) are owned by the Blue Cross and Blue Shield Association and licensed by the Association to Local Blue Cross and/or Blue Shield Plans and their affiliates for their respective licensed geographical areas. Accordingly, Provider will not obtain under this Agreement any rights to these Marks and will not conduct any activity or make any statement, written or oral, that may constitute an infringement upon the use of these marks by the Blue Cross and Blue Shield Association or any licensed Blue Cross and/or Blue Shield plan. Provider will indemnify and hold harmless BCBSA and any licensed Plan against any action, claim or loss arising from any infringement by Provider including all costs and reasonable attorneys’ fees.

13.2                           It is also understood by the parties that any trademarks owned by either party are its exclusive property and may only be used as permitted by or licensed by it. Accordingly, no party will obtain any rights to the other’s marks and will not conduct any activity or make any statement, written or oral, which in any manner may constitute an infringement upon the other party’s use of its marks. Each party will hold harmless and indemnify the other against any action, claim or loss arising from any infringement of its marks, including all costs and reasonable attorneys’ fees.

13.3                           This Article survives termination or expiration of this Agreement.

ARTICLE XIV

MARKETING PROTOCOL

14.1                           Each party to this Agreement has considerable complementary expertise in various aspects of the marketing and provision of Specialty Pharmacy services. The parties shall coordinate their efforts in a teaming arrangement to more effectively and efficiently promote their respective services to existing and potential BCBSM and BCN customers by establishing the following marketing arrangement. Any limitations are based on the fact that BCBSM, BCN and Provider have shared and will be sharing confidential information with respect to certain groups such as utilization data or prescribing patterns of physicians within BCBSM’s and BCN’s service area, which would provide Provider with a competitive advantage in submitting an independent competing bid for any BCBSM and BCN group or potential group.

14.2                           BCBSM and BCN shall have the sole responsibility for marketing specialty pharmacy drug plans to Michigan headquartered groups. However, the provisions of this Article do not apply to any federal government group plan; to any group that is headquartered outside the State of Michigan but has a division, subsidiary or affiliate located in the State of Michigan; or third party administrators, health plan carriers (e.g. health maintenance organizations, preferred provider organizations etc.) or other insurance companies.

14.3                           In recognition of this teaming arrangement, with respect to existing and potential groups, BCBSM, BCN and Provider shall coordinate with and convey to them the specialty pharmacy program offered by them as a team under this Agreement. However, the parties recognize that from time to time a potential group may directly approach a party to obtain a separate bid or to otherwise discuss establishing an independent relationship with such party relative to one or more of the services that are intended to be jointly offered by the parties under this Agreement. Under such circumstances, the party that is approached by the potential group shall immediately notify the other party that it has been contacted and shall advise the potential group that a teaming arrangement is place which requires the parties to submit a joint response to the bid for the services that are contemplated by this Agreement.

The party shall also describe to the potential group the value of the teaming arrangement and request that the potential group allow a joint response to the bid. If the potential group declines the request for a joint response to the bid and instead insists on receiving a separate bid or having independent discussions with a party, then before such bid or discussions may occur, the party will notify the other party that it believes it has fulfilled the requirements of this paragraph and intends to proceed with a separate bid or discussions. The party not bidding or having such discussions may nevertheless have contacts with a potential group that is otherwise permissible. Furthermore, following the Group’s decision, the parties will discuss the circumstances surrounding the decision; the parties shall discuss the circumstances surrounding the decision and devise ways to strengthen their teaming arrangement.

14.4                           This Section shall not apply if a potential group (a) expressly excludes a party from bidding on its business after being notified of the relationship between the parties; (b) requests separate bids from any of the parties; or (c) specifies that it no longer desires to have its specialty pharmacy drug program administered by the parties pursuant to the terms of this Agreement; or d) is an existing Provider account that includes retail prescription drug services. In such cases, the parties may separately market their services to the group. However, based on the substantial volume of BCBSM’s and BCN’s business and the resulting increased efficiencies and financial benefits that accrue to all parties, during the term of this

Agreement, Provider agrees that the pricing in Addendum A shall be no less favorable than the pricing Provider offers to any third party for comparable volume, services and prescription drug plans. Upon BCBSM’s or BCN’s request, Provider shall warrant that it has complied with this Section.

14.5                           The provisions of this Article will not prohibit Provider from providing similar specialty pharmacy services to other Blue Cross Blue Shield Plans, carriers, HMO’s, third party administrators, or other similar entities (whether or not these entities are competitors of BCBSM and/or BCN). BCBSM and BCN reserve no rights with respect to Provider’s other business, except to the extent that any activity may be reasonably construed as in conflict with BCBSM’s and BCN’s rights as set forth herein. In case of such conflict, provider shall not provide such other services. Financial interest in a competing organization consisting of ownership of publicly traded securities is not considered a conflict of interest for the purposes of this paragraph.

14.6                           During the term of this Agreement and for one year after, Provider agrees that no Provider personnel working on BCBSM and BCN business will have any financial interest in any person or organization that competes with BCBSM without BCBSM’s prior written consent. This provision does not require disclosure if the financial interest in a competing organization consists of ownership of publicly traded securities.

14.7                           This Article will not prevent BCBSM and BCN from entering into other marketing arrangements with other providers/vendors or PBM’s relating to specialty, retail or mail order pharmacy business.

14.8                           This Article will not prevent BCBSM and BCN from contracting with other providers/vendors or PBM’s with respect to specialty, retail or mail order pharmacy business.

ARTICLE XV

MISCELLANEOUS

15.1                           Notices - Unless otherwise permitted by the Agreement, all notices required under this Agreement shall be in writing and sent by First Class mail, postage paid, addressed as follows:

If to BCBSM:

Blue Cross Blue Shield of Michigan

C/o Pharmacy Services

MC B774

27000 W. 11 Mile Road.

Southfield Michigan 48034

Attention: Director Pharmacy Services

If to BCN:

Blue Care Network of Michigan C/o Pharmacy Services MC C303

20500 Civic Center Drive Southfield, Ml 48076 Attention: Director of Pharmacy

If Care Management for BCN

Blue Care Network of Michigan

C/o Pharmacy Services

MC C336

20500 Civic Center Drive

Southfield, Ml 48076

Attention: Director of Care Management

If Provider Appeals to BCN:

Provider

Blue Care Network of Michigan

Appeals/Care Management - MC C336

P.O. Box 5043

Southfield, Ml 48086-5043

Phone (248) 799-6312

Fax (248) 223-5474

If Member Appeals to BCN:

Member

Blue Care Network of Michigan

Appeals and Grievance Unit- MC C248

P.O. Box 248

Southfield, Ml 48086-5043

Phone 1-800-662-6667

Fax 1-800-458-0716

If to Provider:

Corporate

Option Care, Inc.

Attn: General Counsel

485 Half Day Road

Suite 300

Buffalo Grove, IL 60089

Copy to:

Corporate

Option Care, Inc.

Attn: CEO

485 Half Day Road

Suite 300

Buffalo Grove, IL 60089

Copy to:

Option Care, Inc.

Attn: EVP of Specialty Operations

1350 Highland Dr.

Suite D

Ann Arbor, Ml 48108

15.2                           Governing Law and Venue - This Agreement shall be construed and governed in accordance with the laws of the State of Michigan, without regard to any conflicts of law principles applied in that State. Any suit or proceeding relating to this Agreement shall be brought only in Oakland County, Michigan. Each party consents to the exclusive personal jurisdiction and venue of the courts, state and federal, located in Oakland County, Michigan. Provider will, nevertheless, comply with all applicable laws and regulations governing its operations, including but not limited to Michigan law and the law in the State in which Provider’s specialty pharmacy is located.

15.3                           Enforceability - The invalidity or unenforceability of any of the terms or provisions hereof shall not affect the validity or enforceability of any other term or provision.

15.4                           Section Headings - Section headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

15.5                           Entire Agreement - This Agreement, together with the Addenda hereto, embodies the entire understanding of the parties in relation to the subject matter hereof, superseding any prior agreements, understandings or negotiations, whether written or oral, and shall be binding upon their successors and assigns.

15.6                           Illegal Provisions - If a court determines that any provision of this Agreement is illegal, the remainder of the Agreement will remain in full force.

15.7                           Subcontract/Delegation  — Provider may not delegate or subcontract this Agreement without the prior written consent of BCBSM and BCN and the express consent of the assignee to be bound by all of the terms and conditions of the Agreement. If BCBSM and BCN consent and Provider subcontracts or delegates any responsibilities under this Agreement, such responsibilities must be performed under Provider’s guidance and Provider remains fully responsible for the performance of such responsibilities.

15.8                           Outsourcing - Provider may not outsource any work under outside the United States this Agreement without the written consent of BCBSM and BCN.

15.9                           Exclusive Provider - Provider is the sole Specialty Pharmacy mail order provider for BCBSM’s and BCN’s Specialty Pharmacy program. This does not mean, however, that BCBSM and BCN must obtain Specialty Pharmacy exclusively from Provider.

15.10                     Preferred Customer Status - Provider will treat BCBSM and BCN as a preferred customer to any BCBSM/BCN requests for enhancements or product changes.

15.11                     Conflicts of Interest - Provider will, at all times, act in, and protect BCBSM’s and BCN’s, their Groups’ and Members’ best interests when providing services under this Agreement. Provider will not engage in any activity that could be reasonably perceived as being directly or indirectly as in conflict with its obligations to BCBSM, BCN, their Groups or members.

15.12                     Non-discrimination - Pharmacy shall provide Covered Services to Members without regard to health status or health care needs of such Members. Pharmacy shall not differentiate or discriminate in the provision of Covered Services to Members on the basis of race, gender, creed, ancestry, lawful occupation, age, religion, marital status, sexual orientation, mental or physical disability color, national origin, place of residence, health status, source of payment for services, cost or extent of Covered Services required, status as Members, or any other grounds prohibited by law or this Agreement. Pharmacy shall provide Covered Services to Members: (a) in no less than the same manner and in accordance with at least the same standards as offered to Provider’s patients who are not Members; and (b) in accordance with at least the same standard of practice, care, skill and diligence customarily used by similarly situated pharmacies at the time at which such services are rendered.

15.13                     No Third Party Rights - This Agreement is intended solely for the benefit of the parties hereto and there is no intention, express or otherwise, to create rights or interests for any party or persons other than BCBSM, BCN and Provider. This Agreement shall be enforceable only by the parties hereto and no other person shall have the right to enforcement of the provisions contained herein, including, without limitation, any BCBSM/BCN customer, member or any other individual.

15.14                     Advertisement - Provider will not, in any manner advertise or publish the fact that it has furnished, or contracted to furnish, services to BCBSM or BCN without BCBSM’s and BCN’s prior written consent.

15.15                     Changes In Corporate Status - Subject to applicable law, Provider will provide BCBSM and BCN advance written notice of any changes or projected changes in its corporate status, including changes in existing shareholders, mergers, consolidations, and sale of all or substantially all of its assets. Provider will provide at least five months’ notice of such changes.

15.16                     Contact with Groups - The parties will agree on how contacts with groups will be handled. In general, however, Provider will not initiate communication with any BCBSM or BCN Group without the prior written consent of BCBSM’s and BCN’s Director of Pharmacy Services Administration. Once consent is given, BCBSM and BCN will be afforded the opportunity to participate in all contacts between Provider and Group.

15.17                     Force Majeure - Subject to Section 2.11(s), none of the parties will be liable, in any manner, for failure to meet its obligations under this Agreement if that failure is directly or indirectly caused by matters which are beyond the party’s reasonable control, including any delay or failure due to strikes or labor disputes; earthquakes, storms, floods or other extreme weather or acts of God; riots, fires, explosions, embargoes, war or other outbreak of hostilities; delay of carriers, suppliers or telecommunication providers; or government acts or regulations, including any change in law. “Law” means any federal, state, or local constitution, charter, act, statute, law, ordinance, code, rule, regulation, or order, or any other binding legislative, executive, judicial or administrative action.

15.18                     Signature - Signature on this page binds the parties to the entire Agreement as defined in Article I, and warrants that signatory is authorized to sign this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement on the date set forth below:

PROVIDER	BLUE CROSS BLUE SHIELD
OF MICHIGAN

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

BLUE CARE NETWORK	BLUE CROSS BLUE SHIELD
OF MICHIGAN	OF MICHIGAN

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

ADDENDUM A

SPECIALTY PHARMACY PROGRAM

REIMBURSEMENT/RATES

A. Covered Services Provided To Members. Under the Specialty Pharmacy program, reimbursement for Covered Services provided to Members will be based on the following formula: Drug Product Cost minus Member co-payment and deductible equals the reimbursement to Provider.

Drug Product Cost

1.             Price List. Reimbursement for Specialty Medications listed on Addendum A-1 (the Price List) is [ * ] as described in the Provider’s response to the RFP and mutually agreed upon by the parties in writing (Addendum A-1*).

2.             Generics Drugs not on the Price List.

A.            Reimbursement for Specialty Medications is [ * ] for drugs: 1) approved as Generic Drugs beginning when the drug comes to market as a [ * ]and ending when the drug is placed on the [ * ] list; or 2) the drug is not referenced on the Price List and is placed on the [ * ] list.

B.            When the drug is placed on the [ * ] list, the [ * ]list price applies.

C.            Immediately upon the drug being placed on the [ * ] list the parties agree to negotiate an [ * ] within 60 days (or until such agreement is reached) for the Specialty Medication for placement on the Price List. Such negotiated price will replace the [ * ] at that time. The target reference for the [ * ] will be the [ * ].

D.            Dispense As Written (DAW) requests will be processed and paid according the Member’s Plan Design.

3.             New Brand Drugs. Reimbursement for Specialty Medications that are Brand Drugs with new GCNs is [ * ]. Within sixty (60) days of introduction of the product and the [ * ] is established (or as soon as an agreement can be reached), the parties will negotiate an [ * ]for the Specialty Medication for placement on the Price List.

*Addendum A-1 lists the [ * ] for Specialty Medications by NDC. In the event that an NDC becomes obsolete, Provider shall use the replacement NDC upon the date that the previous NDC becomes obsolete as indicated by First Data Bank, the FDA or any other mutually agreed upon source. Provider shall immediately notify BCBSM and BCN of the new NDC. The [ * ] on the obsolete NDC will apply to any replacement NDC.

Member Co-payment

The co-payment level for Members under the Specialty Pharmacy program will be determined by each Group (or in the case of individual coverage, individual) purchasing the Specialty Medication under this Agreement and will vary per Group (or individual in the case of individual coverage).

Deductible

The deductible for Members under the Specialty Pharmacy program will be determined by each Group (or individual in the case of individual coverage) purchasing the Specialty Medication under this Agreement and will vary per Group (or individual in the case of individual coverage).

Dispensing Fee

[ * ]

Pharmacy Incentive

[ * ]

Ancillary Products

Provider shall dispense Ancillary Products to Members with Specialty Medications. The Drug Product Cost includes the cost of Ancillary Products. BCBSM and BCN will not provide additional reimbursement to Provider for Ancillary Product costs.

Programs and Services

The Drug Product Cost includes the costs of all programs and services included in the Provider’s service program and/or provided to the Member by the Provider, including but not limited to focused therapy management. Additional reimbursement will not be made to the Provider for these costs unless otherwise agreed to by the parties in writing.

B. Covered Services Provided To Physicians And Billed To BCBSM/BCN. When BCBSM and BCN invoke the option to include Covered Services provided to Physicians under the this Agreement, at a date to be determined by BCBSM and BCN, reimbursement for Covered Services provided to Physicians and billed by Provider to BCBSM/BCN will equal the Drug Product Cost as set forth below:

Drug Product Cost

Reimbursement for Specialty Medications is [ * ]

Reimbursement for Specialty Medications [ * ] is [ * ]. Once an [ * ] is established, pricing shall change to [ * ].

Dispensing/Other Fees

[ * ]

Pharmacy Incentive

[ * ]

Ancillary Products

If Provider dispenses Ancillary Products to Physicians, Provider may bill Physicians directly for these costs but BCBSM and BCN will not reimburse Provider for these costs.

C. Covered Services Provided And Billed To Physicians. When BCBSM and BCN invoke the option to include Covered Services provided to Physicians under the pricing provided in this Agreement, at a date to be determined by BCBSM and BCN, reimbursement for Covered Services provided to Physicians and billed by Provider to Physicians will equal the Drug Product Cost as set forth below:

Drug Product Cost

Reimbursement for Specialty Medications is[ * ].

Reimbursement for Specialty Medications [ * ] is [ * ]. Once an [ * ] is established, pricing shall change to [ * ].

Dispensing/Other Fees

[ * ].

Pharmacy Incentive

[ * ]

Ancillary Products

If Provider dispenses Ancillary Products to Physicians, Provider may, bill Physicians directly for these costs but BCBSM and BCN will not reimburse Provider for these costs.

D.                                    No Other Remuneration

No other remuneration of any kind will be paid to Provider in connection with this Agreement by BCBSM or BCN or others, including but not limited to administrative fees, service fees, shipping and handling costs, or sales tax, unless otherwise agreed to by the parties in writing.

E.                                      [ * ]

ADDENDUM A-1

[ * ]  — NOTE: Addendum A-1 has been deleted as it is a confidential drug pricing schedule.

ADDENDUM B BUSINESS

ASSOCIATE ADDENDUM

1.             Applicable Law and Policy. Provider acknowledges that pursuant to this Agreement, it performs services or assists BCBSM and BCN in the performance of a function or service that involves the use or disclosure of a BCBSM/BCN member’s individually identifiable health information (IIHI). Consequently, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and stricter state laws, as applicable, require that the IIHI be protected from inappropriate uses or disclosures.

2.             Use or Disclosure of IIHI. IIHI, in electronic form or otherwise, may be used or disclosed only when required by law or as otherwise provided in this Agreement, unless the prior and specific informed written consent of the person to whom the data or information pertains has been obtained. Provider shall not, and shall ensure that its directors, officers, employees, contractors and agents, do not, use or disclose IIHI received from BCBSM or BCN in any manner that would constitute a violation of applicable law.

Provider shall not and shall ensure that its directors, officers, employees, contractors, and agents do not disclose IIHI received from BCBSM or BCN in any manner that would constitute a violation of applicable law if disclosed by BCBSM or BCN, except that Provider may disclose IIHI in a manner permitted pursuant to this Agreement or as required by law. To the extent Provider discloses IIHI to a third party, Provider must obtain, prior to making any such disclosure: (i) reasonable assurances from such third party that such IIHI will be held confidential as provided pursuant to this Agreement, and only disclosed as required by law or for the purposes for which it was disclosed to such third party; and (ii) an agreement from such third party to immediately notify Provider of any breaches of the confidentiality of the IIHI, to the extent it has obtained knowledge of such breach. Provider agrees to indemnify and hold BCBSM and BCN harmless from any and all liability, damages, costs (including reasonable attorney fees and costs) and expenses imposed upon or asserted against BCBSM and/or BCN arising out of any claims, demands, awards, settlements or judgments relating to Provider’s use or disclosure of IIHI contrary to the provisions of this Agreement.

3.             Safeguards Against Misuse of Information. Provider agrees that it will implement all appropriate safeguards to prevent the use or disclosure of IIHI other than pursuant to the terms and conditions of this Agreement. Such safeguards include administrative, physical, and technical safeguards that reasonably and appropriately protect the Confidentiality, Integrity, and Availability (as those terms are defined in 45 CFR §164.304) of the electronic IIHI that it creates, receives, maintains, or transmits on behalf of BCBSM and/or BCN as required by 45 CFR Part 160 and Subparts A and C of Part 164 (“Security Rule”).

4.             Reporting of Disclosures of I1HI. Provider shall, within five (5) days of becoming aware of a Security Incident (as defined in 45 CFR §164.304) or of a disclosure of IIHI in violation of this Agreement by Provider, its officers, directors, employees, contractors, or agents, or by a third party to which Provider disclosed IIHI pursuant to Section 2 (Use or Disclosure of IIHI), report any such disclosure to BCBSM and BCN.

5.             Agreements by Third Parties. Provider shall enter into an agreement with any agent or subcontractor that will have access to IIHI that is received from, or created or received by Provider on behalf of, BCBSM and BCN pursuant to which such agent or subcontractor agrees to be bound by the same restrictions, terms, and conditions that apply to Provider pursuant to this Agreement with respect to such IIHI, including that such agent or subcontractor implement reasonable and appropriate safeguards to protect it as described in Section 3 (Safeguards Against Misuse of Information).

6.             Access to Information. Within five (5) days of a request by BCBSM or BCN for access to IIHI about a member, Provider shall make available to BCBSM or such IIHI for so long as such information is maintained by Provider. In the event any individual requests access to IIHI directly from Provider, Provider shall within two (2) days forward such request to BCBSM or BCN. Any denials of access to the IIHI requested shall be the responsibility of BCBSM or BCN.

7.             Availability of I1HI for Amendment. Within ten (10) days of receipt of a request from BCBSM or BCN for the amendment of an individual’s IIHI, Provider shall provide such information to BCBSM or BCN for amendment and incorporate any such amendments in the IIHI as required by 45 CFR § 164.526.

8.             Accounting of Disclosures. Within ten (10) days of notice by BCBSM or BCN to Provider that it has received a request for an accounting of disclosures of IIHI regarding an individual during the six (6) years prior to the date on which the accounting was requested, Provider shall make available to BCBSM or BCN such information as is in Provider’s possession and is required for BCBSM and BCN to make the accounting required by 45 CFR §164.528. At a minimum, Provider shall provide BCBSM and BCN with the following information: (i) the date of the disclosure; (ii) the name of the entity or person who received the IIHI, and if known, the address of such entity or person; (iii) a brief description of the IIHI disclosed; and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure. In the event the request for an accounting is delivered directly to Provider, Provider shall within two (2) days forward such request to BCBSM and BCN. It shall be BCBSM’s and BCN’s responsibility to prepare and deliver any such accounting requested. Provider hereby agrees to implement an appropriate recordkeeping process to enable it to comply with the requirements of this Section 8.

9.             Availability of Books and Records. Provider hereby agrees to make its internal practices, books, and records relating to the use and disclosure of IIHI received from, or created or received by Provider on behalf of, BCBSM and/or BCN available to the Secretary of the Department of Health and Human Services for purposes of determining BCBSM’s and/or BCN’s and Provider’s compliance with the Standard for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164 (“Privacy Standards”).

10.           Compliance with Transaction Standards. If Provider conducts in whole or part electronic Transactions on behalf of Organization for which Department of Health and Human Services (DHHS) has established Standards, Provider will comply, and will require any subcontractor or agent it involves with the conduct of such Transactions to comply, with each applicable requirement of the Transaction Rule, 45 CFR Part 162. Provider will not enter into, or permit its subcontractors or agents to enter into, any Trading Partner Agreement in connection with the conduct of Standard Transactions on behalf of Organization that:

•                                         Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

•                                         Adds any data element or segment to the maximum defined data set;

•                                         Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

•                                         Changes the meaning or intent of the Standard Transaction’s implementation specification.

11.           Amendment to Agreement. Upon the effective date of any amendment to the Privacy Standards or the Security Rule or the effective date of any other final regulations with respect to IIHI, this Section 11 and the Agreement of which it is part will automatically be amended so that the obligations they impose on Provider shall remain in compliance with such regulations.

ADDENDUM C SPECIALTY PHARMACY PROGRAM

REQUIREMENTS

Program applicants will be required to initially meet and continue to meet the following standards and BCBSM’s/BCN’s policies and procedures, which are subject to change from time to time, in addition to the Specialty Pharmacy Agreement.

Note: Headings in this document are for illustrative purposes only. Standards are not limited to the headings under which they appear. Most standards listed are applicable to multiple headings.

I.             STANDARDS FOR MAINTAINING QUALITY HEALTH CARE

A.            Dispensing and Delivery

1.                                       Agree to dispense the quantity of prescription drugs indicated on the prescription, up to a maximum of a ninety [ * ] day supply per prescription or refill, or as otherwise permitted under the Member’s Certificate and Program Requirements.

2.                                       Agree to dispense all prescription drugs in a manner that conforms to all applicable federal, state and local laws, standards of professional conduct and practice prevailing in the community, all BCBSM and BCN reimbursement policies and requirements, and the terms and conditions of the Specialty Pharmacy Agreement.

3.                                       Agree to dispense all prescription drugs according to manufacturer’s recommendation. All prescriptions will be sent in a manner to assure the integrity of the prescriptions per manufacturer specifications, including temperature controls.

4.                                       Provide unit dose preparations of prescriptions for those injectable medications where stability is not an issue

5.                                       Agree to dispense covered services in accordance with BCBSM’s and BCN’s prior authorization requirements.

6.                                      Agree to provide BCBSM and BCN with documentation of dispensing and non-dispensing errors and how each of these errors was corrected.

B.                                    Quality Assurance

1.                                       Agree to obtain and maintain accreditation in pharmacy from a nationally recognized accrediting body, as determined by BCBSM and BCN (e.g., JCAHO, ACHC, etc.). BCBSM and BCN having determined that ACHC is acceptable accreditation. Provider shall obtain and maintain their Accreditation Commission of Health Care (ACHC) accreditation in Specialty Pharmacy.

2.                                       Have a comprehensive Quality Assurance/Quality Improvement (QA/QI) program and commit to the following requirements and standards:

a.                                       Use Best efforts to obtain a clean and legible prescription. Contact physician’s office if script is not legible.

b.                                      Guarantee a non-dispensing error rate of [ * ] or less, which includes but is not limited to clerical errors, incorrect address, incorrect co-pays, physician information and errors which impact the delivery and claim processing of orders.

c.                                       Guarantee a dispensing error rate of [ * ] or less, which includes, but is not limited to incorrect medication, incorrect dosage, incorrect dosing information and any medication errors.

3.                                       Have formal prescription quality assurance and error prevention policies, procedures and protocols, and maintain documentation of utilization review activities. In addition, provide copies to BCBSM and BCN of protocols used to ensure member safety for specialty medication dispensed to members; maintain comprehensive member profiling (medical histories) for all enrolled members; request medication histories from each new member and maintain adequate drug risk analysis procedures.

4.                                       Support a comprehensive Hemophilia Care Management program, including the provision of nursing services.

5.                                       Support a comprehensive Compounding Management program, and upon request by BCBSM and BCN, support a comprehensive program for IVIG Distribution Management, and/or Chemotherapy Care Management.

6.                                       Upon request by BCBSM and/or BCN, provide customize services to meet the unique clinical and psycho-social-economic needs of patients.

7.                                       Have a reliable product recall policy and procedures.

8.                                       Acquire all products and supplies from reputable manufacturers.

9.                                       Pro-actively contact prescribing physicians to confirm prescriptions, dosing, regimen, etc. as appropriate.

10.                                 Demonstrate how automation is used and have acceptable quality control policies and procedures to assure quality care.

C.                                     Member Education/Assistance and Monitoring

1.                                       Educate members about their disease state (including long-term and short-term effects if treated and untreated) and their medication, including benefits, side effects and drug interactions.

2.                                       Coordinate member education and management with BCBSM’s and/or BCN’s case management departments.

3.                                       Include high-quality educational materials as necessary, subject to BCBSM and BCN prior review and written approval.

4.                                       Document BCBSM and BCN member compliance and other applicable clinical and quality of life data as applicable to members’ therapy regimens.

5.                                       Provide instructions to members on use of medications and information received in on line drug messages (e.g., DUR).

6.                                       Provide member issue triage and resolution process for program inquiries.

D.                                    Credentialing

1.                                       Have all licenses and permits required by local, state and federal authorities applicable to dispensing specialty medications (including certain controlled medications) as well as wholesale / distribution licenses (and registrations) to service BCBSM and BCN physicians.

2.                                       Comply with all state and federal requirements applicable to dispensing and mailing prescriptions.

3.                                       Provide BCBSM and BCN with documentation of provider’s last inspection by its State Board of Pharmacy and all other inspections (e.g., flow hood inspection, etc.)

E.                                      Staffing

1                                          Employ or contract with pharmacists that have and maintain current/valid State Board of Pharmacy Licenses that contain no restrictions.

2.             Re-verify pharmacist, technician, RN, LPN, etc. licensure annually.

3.                                       Maintain a pharmacist-to-technician ratio consistent with good pharmacy practice standards as approved by BCBSM and BCN or as specified by the applicable State Board of Pharmacy.

4.                                       Maintain rigorous initial training and ongoing training for all clinicians.

5.                                       Provide all (non-clinician) associates who will service members, with comprehensive training regarding the standards for triaging clinical issues to a clinician.

6.                                       Provide comprehensive training for all associates (clinicians and non-clinicians) who will service prescribing physicians or physician’s office staff.

II.                                     STANDARDS FOR CONTROLLING HEALTH CARE COSTS

A.                                   Dispensing

1                                          Dispense generic equivalent prescription drugs unless “Dispense as Written” is required by the physician or unless the member requests a brand name prescription drug. If a member requests a brand name prescription drug when a generic drug is available, the member is responsible for paying the difference in cost between the brand and generic drugs, as well as the member co-payment and deductible if required by applicable Plan Design.

2.                                       Ship dispensed specialty medication and ancillary products to members at provider’s expense.

3.                                       Administer a prior authorization program for all or select products covered by BCBSM and/or BCN, at BCBSM’s and/or BCN’s discretion, subject to existing standards and criteria and standards developed by BCBSM, BCN and provider. BCBSM and BCN will have final approval of criteria and standards.

4.                                       Pro-actively support the use of generic drugs whenever available.

5.                                       Possess specific programs, protocols, tools, etc., to manage or prevent waste.

6.                                       Agree to comply with BCBSM and BCN formulary, clinical programs and drug policies.

B.                                     Pricing

[ * ]

C.                                     Payments

1.                                       Agree to issue a credit to the account of BCBSM, BCN, a physician or the member, pursuant to procedures outlined by BCBSM and BCN, if there is an overpayment by one of these parties. In the event of an under-payment by BCBSM, BCN, a physician or a member, agree to obtain payment pursuant to BCBSM and BCN policies. In addition, Provider agrees to reconcile overpayments and underpayments and provide reports to BCBSM and BCN pursuant to their requirements.

2.                                       Agree to cooperate with the BCBSM’s and BCN’s Audit and Compliance Units, and recovery of any overages identified as a result of an audit.

III.                                 STANDARDS FOR ASSURING APPROPRIATE UTILIZATION OF HEALTH CARE SERVICES

1                                          Provide best-in-class utilization management programs to improve therapy adherence, appropriate utilization management standards and patient outcomes

2.                                       Comply with periodic audits of claims and verification of performance standards. Once audits are complete, that audit is considered closed and is no longer eligible for further audits. However, this shall not prevent BCBSM and BCN or Provider from complying with requests for audit from external sources (such as customer groups, government agencies, etc.).

3.                                       Provide BCBSM and BCN with a comprehensive package of reports, at least monthly, that detail utilization by type (Pharmacy / Medical), billing report, prescriber, patient and other factors determined by BCBSM and BCN.

IV.                                STANDARDS FOR ASSURING REASONABLE LEVELS OF ACCESS TO HEALTH CARE SERVICES

1                                          Have acceptable hours of operation, as determined by BCBSM and BCN.

2.                                       Ship dispensed prescription drugs to members at provider’s expense and guarantee delivery. In the event of a claim of non-delivery and provider cannot prove that delivery occurred, provider must immediately replace the order without charge and ship the order via overnight mail.

3.                                       Have an established infrastructure to fill prescriptions at a rate sufficient to meet the needs of BCBSM and BCN member population

4.                                       Have sufficient capacity and experience in the specialty pharmacy business and the infrastructure to support the dispensing of at least 50,000 specialty pharmacy prescriptions per year.

5.                                       Agree to dispense administration supplies to Members, as appropriate, with injectable orders at all inclusive pricing.

6.                                       Guarantee a [ * ] or less out-of-stock rate, excluding manufacturer backorders.

7.                                       Have the ability to provide all specialty medications and ancillary products covered by BCBSM and BCN.

8.                                       Support a next-day delivery capability.

9.                                       Provide same-day (stat) delivery capabilities directly (or in partnership with a Michigan based pharmacy capable of meeting this service requirement).

10.                                 Agree not to return unfilled any prescription to a member unless provider provides a written explanation to the member stating the reason for the return of the prescription and advising the member and the member’s physician of the member’s rights to appeal the coverage denial.

11.                                 Guarantee that [ * ] of prescriptions requiring no intervention (including out-of-stock) will be sent or scheduled to be sent within an average of 5 calendar days from the date the prescription is received, but none shall exceed 10 calendar days, excluding manufacturer back order without notification to BCBSN and BCN. Orders received after normal business hours will be considered to have been received on the next business day.

12.                                 Guarantee that [ * ] of prescriptions requiring intervention (including out-of-stock) will be sent or scheduled to be sent within [ * ] calendar days from the date the prescription is received, but none shall exceed [ * ] calendar days without notification to BCBSM and BCN, excluding manufacturer back order. Orders received after normal business hours will be considered to have been received on the next business day.

13.                                 Have an owned and operated Michigan- based dispensing facility to support BCBSM’s and BCN’s member population or agree to provide specialty medications in association with a local pharmacy in emergency and ‘stat’ of medication within the same day to any geographic location within Michigan or in locations where significant BCBSM or BCN population resides outside of Michigan.

14.                                 Have an established disaster recovery plan that enables provider to perform its duties, obligations and services under this program within forty-eight (48) hours of a disaster.

15.                                 Provide easy access to BCBSM and BCN members for order requests, refill requests, documentation, etc.

V.            OTHER STANDARDS

A.                                   Telephone, Written and Internet Communications

1.                                       Provide dedicated Toll-free telephone access for use by members, BCBSM and BCN and physicians and a dedicated customer service center to handle BCBSM and BCN member calls. Provide TDD-TTY services for hearing impaired to access Customer Service Department.

2.                                       Locate call center within the continental US and agree to no outsourcing without written permission from BCBSM and BCN.

3.                                       Guarantee that less than [ * ]% of calls will be abandoned; less than [ * ] % of calls will be blocked and that the average time to answer a call is less than [ * ].

4.                                       Maintain a website that contains updated information regarding, among other things: on line order and status, prescription pricing information, coverage and benefit plan information, health news information and health assessment tools and resources.

5.                                       Clearly offer the ability to speak with a pharmacist, nurse and administrative support associate in all communications with members (telephone, writing, publications, etc.) and provide a client service team which will respond to BCBSM’s and BCN’s questions, including but not limited to member concerns, claim payments, and daily interaction between the parties.

6.                                       Prepare and distribute group and member communications on program use and access to services.

B.                                     Claims Submission

1.                                       Guarantee that claims will be submitted to the claims processor(s) in accordance with BCBSM and BCN policies and requirements.

2.                                       For specialty medications dispensed to Members for self-administration, submit claims on-line utilizing the most current NCPDP format, to BCBSM’s and BCN’s preferred claims processor(s) (or via a mutually agreeable format and submission method.) For specialty medications dispensed to physicians for in-office administration, submit claims electronically using the professional 837 HIPAA format or other designated form as required by BCBSM or BCN. Accept edits according to the most current NCPDP Telecommunication Standard for on-line claim submissions. Agree to not turn off edits at the facility level and respond appropriately to on-line messages.

3.                                       Agree to reconcile [ * ]% of Provider’s reimbursements and appeal any disputed claims within a maximum of [ * ] days from date payment is made.

4.                                       React appropriately to on-line edits which may adversely affect the member’s medical status or coverage.

5.                                       Reverse claims for shipments that are lost or damaged, or reship at no additional charge. If a claim cannot be reversed or reshipped at no charge, handle as a dispensing error.

6.                                       Establish technical connections necessary to submit claims transactions for members using BCBSM’s and BCN’s preferred claims processors and agree to comply with BCBSM’s and BCN’s administrative requirements governing the use of these systems. Provider must pay the cost of all system modifications, line charges and other communication costs associated with changes to provider’s systems as well as all fees charged by the Blues claims processor(s).

7.                                       Agree to submit [ * ]% of initial claims within [ * ] days of the date of service, otherwise BCBSM and BCN will be under no obligation to pay the claims.

8.                                       Guarantee that [ * ]% of all claims submitted by Provider to the claims processor(s) will have no errors.

C.                                     Complaint Resolution

1                                          Maintain a formal procedure to assure complaint resolution within 5 calendar days of receipt. Provider will provide BCBSM and BCN with reports regarding complaints, including the number and types of complaints.

2.                                       Maintain policies and procedures to address member problems, complaints and timely resolution.

3.                                       Meet with BCBSM and BCN monthly to review implementation, performance, resolve member and ordering physician issues and complaints, review reports, billing issues, payment issues, audit issues, discuss areas for improvement, etc.

D.                                    Disaster Recovery

1.                                       Maintain and document a comprehensive disaster recovery program for all technical systems (computer, telephone, fax, etc.). The plan must provide for the backup, storage and restoration of data and information used and generated as a result of this program and must comply with HIPAA.

E.                                      Information Technology

I                                            Provide comprehensive information technology capabilities required to service the proposed program and provide the operational capabilities comparable to nationally recognized, best-in-class specialty pharmacies.

F.                                      Miscellaneous

1.                                       Be in the business of distributing specialty medications to physicians for office administration.

2.                                       Provide acceptable references.

3.                                       Agree to not outsource any work under this program outside the United States without the written consent of the BCBSM and BCN.

4.                                       Be fully HIPAA compliant, which includes Identifiers, Privacy, Security, and Electronic Transactions/Code Sets.

5.                                       Have no felony convictions of provider, provider’s officers or directors.

6.                                       Provide an experienced and dedicated account management team and establish a dedicated and branded (as defined by BCBSM and BCN) customer business unit (CBU) appropriately staffed to handle the enrolled BCBCM/ BCN population.

7.                                       Submit all pertinent clinical information on new drugs to BCBSM and BCN for drug coverage and policy decisions.

8.                                       Provide a comprehensive implementation plan for all services (or select services as may be awarded) to BCBSM and BCN to assure a smooth program launch on a date specified by BCBSM and BCN.

9.                                       Agree to not assess any implementation charges to BCBSM and BCN for any services performed in connection with implementation(s).

10.                                 Adhere to Omnibus Budget Reconciliation Act requirements in the dispensing process.

I1                                      Agree to accept personal checks, cashier checks, money orders and credit cards as well as other methods of payment for covered services. In the event that Members are not able to afford their lump sum out-of-pocket expense, Provider may provide payment plans to assist affordability of care.

12.                                 Maintain valid general liability insurance for all facilities in minimum amounts of $1,000,000 per occurrence and $5,000,000 aggregate coverage. Maintain valid professional liability (druggist) and product liability in minimum amount of $10,000,000 per occurrence.

13.                                 Be able to meet all state and federal requirements pertaining to this program.

14.                                 Agree to not utilize BCBSM’s and BCN’s corporate names or logos in any way or form without the written approval of BCBSM and BCN.

15.                                 Agree to accept all terms and conditions of the Specialty Pharmacy Agreement.

16.                                 Have the ability to effectively manage unique benefit designs, eligibility criteria, reimbursement variations, etc. by line of business / product / account.

17.                                 Demonstrate the ability to support the full book of BCBSM’s and BCN’s specialty pharmacy business to bid as an ‘exclusive provider(1), or similarly as a ‘semi-exclusive’ provider as those terms are defined in the Request for Proposal.

18.                                 Be free of conflicts of interest relative to BCBSM and BCN, their groups and members during the term of the Specialty Pharmacy Agreement.

19.                                 Recognize that BCBSM will consider any other matters that materially affect the provider’s performance in the selection process.

20.                                 Recognize that customer preference maybe considered in the selection process.

21.                                 Demonstrate an ability to cooperate with BCBSM and BCN, their members, groups and providers.

22.                                 Recognize that BCBSM and BCN have the right to exercise business judgment in the selection process.

23.                                 Agree that the Request for Proposal must be completed in it’s entirely at the time of submission.

24.                                 Be financially stable as defined by BCBSM and BCN at all relevant times.

ADDENDUM D REBATE / DISCLOSURE

REQUIREMENTS

1.             Provider shall not apply for or receive any Rebates, including BCBSM and BCN Rebates (other than purchase price discounts), from any pharmaceutical manufacturer or other person or entity, in connection with this Agreement, unless BCBSM and BCN otherwise agree in writing. Provider warrants this to BCBSM and BCN. BCBSM and BCN, or their representative, may apply for and receive Rebates, including BCBSM and BCN Rebates, related to this Agreement. Provider will cooperate with BCBSM and BCN and/or their representatives, and will provide data to support application for the various Rebates upon request by BCBSM and BCN.

2.             Provider shall certify annually in writing on or before December 31 to BCBSM and BCN that Provider, its officers, directors, employees and subcontractors did not apply for or receive any Rebates in connection with this Agreement, including BCBSM and BCN Rebates.

3.             Provider shall provide BCBSM and BCN with quarterly and annual reports disclosing Provider funding and any clinical consultant or physician education program in which BCBSM and BCN participate, unless BCBSM and BCN otherwise agree in writing.

4.             If requested by BCBSM and/or BCN, Provider agrees to provide the terms of its manufacturer contracts and will provide copies of its contracts to a third party auditor, subject to a confidentiality agreement, so that compliance with this Addendum can be verified.

5.             Provider’s obligations under this Addendum D shall survive termination or expiration of this Agreement.

ADDENDUM E

ADDITIONAL SERVICE REQUIREMENTS AND STANDARDS 1.

Customer (Patient / Provider) Service Requirements & Standards

A.                                   Hours of Operation:

Provider’s hours of operation will be as follows:

Customer Service: Monday thru Friday-8:00 AM - 8:00 PM (Eastern) Saturdays-8:00 AM - 8:00 PM (Eastern) Sundays- 8:00 AM-1:00 PM (Eastern)

Pharmacy Department: Monday thru Friday-8:00 AM - 8:00 PM (Eastern) Billing / Reimbursement: Monday thru Friday-8:00 AM - 8:00 PM (Eastern) Emergency Access / Clinical Support:             24 / 7 / 365

B.                                      Telephone Access Requirements, & Standards:

1.              Provider shall provide dedicated toll-free telephone access to Customer Service for the Specialty Pharmacy Program for use by Members, BCBSM/BCN and physicians.

2.              Provider shall provide 24 hour access to a pharmacist and registered nurse via dedicated toll-free telephone service.

3.              Provider shall provide Member issue triage and resolution process between BCBSM, BCN and Provider for Specialty Pharmacy Program inquiries.

4.              Provider will provide dedicated customer service center to handle BCBSM and BCN member calls.

5.              Provider shall provide TDD-TTY services for hearing impaired to access Customer Service Department.

C.                                      Web Access Requirements:

Provider’s standard website capabilities must include:

Online prescription ordering and status
Prescription pricing information Coverage and benefit plan information

Health news information

Health assessment tools and resources

2. Operational Service Requirements & Standards

A.            Fulfillment Capabilities Requirements:

1.             Direct to patient

a.              Provider must have infrastructure to fill prescriptions at a rate sufficient to meet the needs of the BCBSM and BCN patient population.

b.             Provider shall have sufficient infrastructure and capacity to support at least 50,000 specialty pharmacy prescriptions per year.

2.                                       Direct to provider. Provider must meet the following direct to provider requirements:

a. Provider shall have sufficient infrastructure to support distribution to BCBSM/BCN Physicians.

B.                                    Hemophilia Care Management—as part of the service program, Provider shall provide a Hemophilia Care Management Program if requested by BCBSM and/or BCN as follows:

1.             Provider shall support a comprehensive Hemophilia management program.

2.             Provider shall provide tailored services unique to the clinical, psycho-social-economic needs of individuals with Hemophilia or other bleeding disorders.

3.             Provider shall provide utilization management programs that promote excellent patient care and appropriate utilization (cost) management standards.

4.             Provider shall provide nursing services as part of the Hemophilia management program.

C.                                    Other Care Management Programs—Provider shall provide a Compounding Management Program as follows and, if requested by BCBSM and/or BCN, Provider shall provide IVIG Distribution Management and Chemotherapy Care Management Programs as follows:

1.             Provider shall support a comprehensive therapy management program for a Compounding Management Program and, if requested by BCBSM and/or BCN, for an IVIG Distribution Management Program and Chemotherapy Care Management Program.

2.             Provider shall customize services to meet the unique clinical and psycho-social-economic needs of patients.

3.             Provider shall provide utilization management programs that promote excellent patient care and appropriate utilization (cost) management standards.

D.            Quality Assurance and Utilization

1              Provider shall provide best in class utilization management programs to improve therapy adherence, compliance and patient outcomes.

2.             Provider shall have a comprehensive Quality Assurance / Quality Improvement (QA/QI) program and shall meet the following requirements and standards:

a.              Provider shall provide BCBSM and BCN with documentation of dispensing and non-dispensing errors and how each of these errors was corrected.

b.             Provider will contact physician’s office and clarify any part of a script that is not legible.

c.              Provider must have formal prescription quality assurance and error prevention policies, procedures and protocols - and shall maintain documentation of utilization review activities. Copies of these documents must be provided to BCBSM and BCN upon request.

d.             Provider shall provide BCBSM and BCN with copies of protocols used to ensure patient safety for products dispensed to BCBSM and BCN members.

e.              Provider shall provide best in class utilization management programs to improve therapy adherence, compliance and patient outcomes.

f.              Provider shall have a reliable product recall policy and procedures.

g. Provider shall maintain comprehensive patient profiles (medical histories) for all enrolled patients and shall request medication histories from each new patient.

h. Provider shall acquire all products and supplies from reputable manufacturers.

i. Provider (Pharmacists) will pro-actively contact prescribing physicians to confirm prescriptions, dosing, regimen, etc.

j. Provider shall demonstrate how automation is used and have acceptable quality control policies and procedures to assure quality care.

k. Provider shall maintain adequate drug risk analysis procedures.

I. Provider will maintain a formal procedure to assure complaint resolution within 5 calendar days of receipt of complaint, and will immediately forward the member complaint to BCBSM or BCN, as applicable, when the member or his/her representative indicates the member wishes the matter to be handled as an expedited grievance. Provider will provide reporting on complaints with number and types of complaints in the form required by BCBSM/BCN.

m. Provider will adhere to the Ominbus Budget Reconciliation Act requirements in the dispensing process.

n Provider will possess specific programs, protocols, tools, etc., to manage or prevent waste.

o. Provider will comply with BCBSM’s and BCN’s formulary, clinical programs and drug policies.

E.             Patient Education and Assistance and Monitoring

1              Provider shall send high-quality educational materials with all filled prescriptions, subject to BCBSM’s and BCN’s prior written approval.

2.             Provider shall prepare and distribute group and member communications on program use and access to services, subject to BCBSM and BCN prior approval.

3.             Provider shall make a Nurse, Pharmacist and administrative support associates easily accessible to answer Member questions.

4.             Provider shall provide easy access to patients for order requests, refill requests, documentation, etc.

5.             Provider shall maintain policies and procedures to address patient problems, complaints and timely resolution.

6.             Provider shall clearly offer the ability to speak with a Pharmacist or Nurse in all communications with patients (telephone, writing, publications, etc.).

7.             Provider shall document patient compliance and other applicable clinical and quality of life data as applicable to patients’ therapy regimen.

3.             Training

1.             Provider shall maintain rigorous initial and ongoing training for all clinicians.

2.             Provider shall provide comprehensive training for all non-clinician associates who will service Members with respect to the triage of clinical issues.

3.             Provider shall provide comprehensive training for all associates (clinicians and non-clinicians) who will service prescribing physicians (or office staff)

4.             Contractual Service Requirements

A.            Capabilities - General/IT Systems/Eligibility & Membership/Reporting

1.             Provider will effectively manage unique benefit designs, eligibility criteria, reimbursement variations, etc. by line of business / product / account.

2.             Provider agrees to -

a.             Provide an owned and operated Michigan based dispensing facility to support the BCBSM and BCN population, or

b.             Provide Specialty Medications in association with a local pharmacy in emergency and ‘stat’ situations. Emergency/stat situations require delivery of medication within the same day to any geographic location within Michigan or in locations where significant BCBSM or BCN population resides outside of Michigan.

3. Provider will provide comprehensive Information Technology capabilities required to service the proposed program and provide the operational capabilities comparable to nationally recognized, best-in-ciass specialty pharmacies.

B.            Account Service and Specialty Pharmacy Program Implementation

1.              Provider will submit all pertinent clinical information on new drugs to BCBSM and BCN for drug coverage and policy decisions.

2.              Provider will provide a comprehensive Implementation Plan for all services (or select services as may be awarded) to BCBSM and BCN to assure a smooth Specialty Pharmacy program launch.

3.              Provider will not assess any Implementation charges to BCBSM or BCN for any services performed in connection with the implementation(s).

4.              Provider will meet with BCBSM and BCN monthly to review implementation, performance, resolve patient and ordering physician issues and complaints, review reports, billing issues, payment issues, audit issues, to discuss areas for improvement, etc.

ADDENDUM F
PERFORMANCE GUARANTEES

Item #	Performance Guarantee:	Service Standard:	Penalty:
1	Provider guarantees that less than [ * ]%of callswillbe abandoned.

Forthepurposesofthis Agreement, “abandoned” means that Provider did not answer the incoming call within 20 seconds and the customer disconnected after placing the call but before thecallwasansweredby Provider.

[ * ]

2	Provider guarantees that less than [ * ]% of calls will be blocked.

For the purposes of this Agreement, “blocked” calls are incoming phone calls that, due to volume, can not be completed. They are calls that are initially received by the Provider telephonic system, but are not received by either a live representative or the Interactive Voice Response (IVR) system. D

[ * ]

3	Provider guarantees an average speed to answer of less than [ * ].	Forthepurposesofthis Agreement, “answer” means by a live representative or Interactive Voice Response (IVR) system.	[ * ]

4	Provider guarantees that [ * ]% of written inquiries will be responded to within [ * ] calendar days.

Forthepurposesofthe Agreement,“respondedto” means by a letter sent within 5 calendar days of receipt of written inquiry. “Written Inquiries” include inquiries received by fax, U.S. mailorprivatecarrier,or electronic mail. It is understood that calendar days shall exclude recognized national holidays.

[ * ]

5	Provider guarantees that [ * ]% of claims will be submitted in accordance with BCBSM and BCN policies, procedures and administrative requirements, which include	a TBD	N/A*

Item #	Performance Guarantee:	Service Standard:	Penalty:
the requirements contained in 2.13 of the Specialty Pharmacy Agreement.

6	Provider guarantees that [ * ]% of all claims processed will have no financial errors.

For purposes of this Agreement, “no financial error” means a complete and accurate claim for payment of Covered Services, free of outstanding subrogation, coordination of benefits, or other secondary payer issues, filed in the correct electronic format and containing all pertinent information as may be required in applicable statutory and regulatory guidelines and in compliance with applicable BCBSM/BCN policies, procedures and administrative requirements.

N/A*

7	Provider guarantees that [ * ]% of all claims submitted by Provider to the claims processor will have no errors.

For purposes of this Agreement, “no errors” means a complete and accurate claim for payment of Covered Services, free of outstanding subrogation, coordination of benefits, or other secondary payer issues, filed in the correct electronic format and according to the applicable fee schedule, free of incorrect patient, charge, dosage, or quantity information, in compliance with applicable BCBSM/BCN policies, procedures and administrative requirements, excluding incorrect price for medical claims.

N/A*

8	Provider guarantees that [ * ]% of initial claims will be submitted within [ * ] days of the date of service; otherwise BCBSM and BCN will be under no obligation to pay for services rendered.	For the purposes for this agreement, “initial claim” does not include any resubmitted claim for claims already submitted or processed.	N/A*

9	Provider guarantees that Provider will reconcile [ * ]% of reimbursements and appeal any disputed claims	N/A	[ * ]

Item #	Performance Guarantee:	Service Standard:	Penalty:
within a maximum of [ * ] days from date the payment is made.

10

Provider guarantees that [ * ]% of prescriptions requiring no intervention (including out of stock) will be sent or scheduled to be sent within average of [ * ] calendar days from the date the prescription is received, but none shall exceed [ * ] calendar days, excluding manufacturer back order.

		For purposes of this Agreement, orders received after normal business hours will be considered to have been received on the next business day.	[ * ]

11

Provider guarantees that [ * ]% of prescriptions requiring intervention (including out of stock) will be sent or scheduled to be sent within average of [ * ] calendar days from the date the prescription is received, but none shall exceed [ * ] calendar days, excluding manufacturer back order, without notification to BCBSM and BCN.

		For purposes of this Agreement, orders received after normal business hours will be considered to have been received on the next business day.	[ * ]

12	Provider guarantees a non-disoensinq error rate of [ * ]% or less.

For the purposes of this Agreement, “non-dispensing error” includes but is not limited to clerical errors, incorrect address, incorrect co-pays, physician information and errors which impact the delivery and claim processing of orders.

[ * ]

13	Provider guarantees a dispensing error rate of [ * ]% or less.	For the purpose of this Agreement, “dispensing error” includes, but is not limited to incorrect medication, incorrect dosage, incorrect dosing information and any medication errors.	[ * ]

Item #	Performance Guarantee:	Service Standard:	Penalty:
14	Provider guarantees an out-of-stock rate of [ * ]% or less, excluding manufacturer backorders.	N/A	[ * ]

*Each $[ * ] penalty will fluctuate in direct proportion to Provider’s Specialty Medication sales through the BCBSM and BCN Specialty Pharmacy program (self-administered and Physician office) relative to sales of $[ * ]. Thus, each $[ * ] penalty will fluctuate as follows:

Sales Volume	Impact on $[ * ]Penalty	Resulting Penalty

$[ * ]	Cut in half No	$[ * ]
$[ * ]	impact One and	$[ * ]
$[ * ]	a half Double	$[ * ]
$[ * ]		$[*]

Provider’s obligations under this Addendum F shall survive termination or expiration of this Agreement.

Addendum G

Medicare Attestation

1.             Provider acknowledges to the best of its knowledge, information and belief, there are no past or pending investigations, legal actions, or matters subject to arbitration involving Provider or any key management, executive staff, or any major shareholders (5% or more) of Provider on matters relating to payments from governmental entities, both federal and state, for healthcare and/or prescription drug services.

2.             Provider acknowledges to the best of its knowledge, information, and belief that Provider has not been criminally convicted nor has a civil judgment been entered against it for fraudulent activities nor is it sanctioned under any Federal program involving the provision of health care or prescription drug services.

3.             Provider acknowledges to the best of its knowledge, information and belief, neither Provider nor any key management, executive staff, or any major shareholders (5% or more) of Provider appear in the List of Excluded Individuals/Entities as published by the Department of Health and Human Services Office of the Inspector General, nor in the List of Debarred Contractors as published by the General Services Administration.

The List of Excluded Individuals/Entities published by the Department of Health and Human Services Office of the Inspector General can be found at http://oiq.hhs.gov/fraud/exclusions/database.html. The List of Debarred Contractors published by the General Services Administration can be found at http://epls.arnet.gov/.

4.             Provider is obligated to notify BCBSM immediately to the best of its knowledge, information and belief of any change in circumstances occurring after the Effective Date of this Medicare Amendment which would require the Provider or its key management, executive staff, or any major shareholders (5% or more) to then respond affirmatively to any of the questions posed in paragraphs 1, 2 and 3 of this Medicare Attestation.

Statement of  Work #1

to

SPECIALTY PHARMACY AGREEMENT

BLUE CROSS AND BLUE SHIELD OF MICHIGAN,

BLUE CARE NETWORK OF MICHIGAN

and OPTION

CARE, INC.

[ * ] = THIS STATEMENT OF WORK IS CONFIDENTIAL INFORMATION AND HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATIONCONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

TABLE OF CONTENTS

PAGE
ARTICLE I
DEFINITIONS	1

ARTICLE II
PROVIDER RESPONSIBILITIES	4

ARTICLE III
BCBSM AND BCN RESPONSIBILITIES	18

ARTICLE IV
MUTUAL RESPONSIBILITIES	19

ARTICLE V
RECORDKEEPING AND AUDITS	21

ARTICLE VI
INDEMNIFICATION	23

ARTICLE VII
RIGHT OF RECOVERY	23

ARTICLE VIII
ASSIGNMENT	24

ARTICLE IX
AMENDMENT AND WAIVER	24

ARTICLE X
TERM, RENEWAL AND EXPIRATION	25

ARTICLE XI
DISPUTES AND APPEALS	27

ARTICLE XII
BUSINESS CONTINUITY AND DISASTER RECOVERY	27

ARTICLE XIII
SERVICE MARKS	28

ARTICLE XIV
MARKETING PROTOCOL	28

ARTICLE XV
MISCELLANEOUS	30

ADDENDUM A
SPECIALTY PHARMACY PROGRAM REIMBURSEMENT RATES	36

ADDENDUM A-1
NEGOTIATED AWP DISCOUNT FOR SPECIALTY MEDICATIONS BYNDC	41

ADDENDUM B
BUSINESS ASSOCIATE AGREEMENT	48

ADDENDUM C
SPECIALTY PHARMACY PROGRAM REQUIREMENTS	51

ADDENDUM D
REBATE/DISCLOSURE REQUIREMENTS	60

ADDENDUM E
ADDITIONAL SERVICE REQUIREMENTS AND STANDARDS	61

ADDENDUM F
PERFORMANCE GUARANTEES	67

ADDENDUM G
MEDICARE ATTESTATION	71